FILED PURSUANT TO RULE 424(b)(3)

SEC FILE NUMBER: 333-145492

PROSPECTUS

BLUEGATE CORPORATION
701 North Post Oak Road, Suite 600
Houston, Texas 77024
voice: (713) 686-1100    fax: (713) 682-7402
41,234,731 Shares of Common Stock

This prospectus relates to the sale of up to 41,234,731 shares of our common stock by Selling Stockholders. We will not receive proceeds from the sale of our shares by the Selling Stockholders. However, we may receive proceeds from the exercise of the options and warrants overlying the common stock. If all the options and warrants are exercised, we could receive $19,234,000.

Our common stock is traded on the OTCBB under the trading symbol “BGAT."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 30, 2007.

AVAILABLE INFORMATION

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). In addition, we will furnish stockholders with annual reports containing audited financial statements certified by our independent accountants and interim reports containing unaudited financial information as it may be necessary or desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to: Stephen J. Sperco, CEO, 701 North Post Oak Road, Suite 600, Houston, Texas 77024, voice: (713) 686-1100 fax: (713) 682-7402. Our Web site is www.bluegate.com.

We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, that may be inspected without charge at the public reference room maintained by the Commission at 100 F Street N.E., Washington, D.C. 20549, tel. 1-800-SEC-0330, or through SEC's e-mail address: publicinfo@sec.gov. Copies of such material may also be obtained from the Public Reference Section of the Commission at 100 F Street N.E., Washington, D.C. 20549, at prescribed rates.

The Web site of the Commission is www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the Commission's Web site may access such information by searching the EDGAR database.

PROSPECTUS SUMMARY

Bluegate provides the nation's only Medical Grade Network® that facilitates physician and clinical integration for hospitals and physicians by communicating in a secure private environment. As a leader in the healthcare industry of IT telecom solutions and remote management services, Bluegate provides hospitals and physicians with a single source solution for clinical integration and IT telecom needs. Additionally, Bluegate provides IT telecom consulting through its professional services division.

In 2004, we filed an amendment to our Articles of Incorporation to change our name to Bluegate Corporation. Our former name was Crescent Communication, Inc. In this prospectus, we refer to ourselves as "Bluegate," "We," Us," "Our" and the "Company." References to us also include our subsidiary, Trilliant Technology Group, Inc. (“TTG”).  References to our common stock herein give effect to our 20:1 reverse stock split in 2004. In 2004, we took corporate action to increase the number of our authorized shares of common stock to 50,000,000 shares of common stock. Our executive offices are located at: Bluegate Corporation, 701 North Post Oak Road, Suite 600, Houston, Texas 77024, voice: (713) 686-1100 fax: (713) 682-7402

Our growth is dependent on our attaining profit from our operations and our raising capital through the sale of stock or debt. There is no assurance that we will be able to raise any equity financing or sell any of our services at a profit. Our functional currency is the U.S. dollar. Our independent auditors included an explanatory paragraph in their report, dated March 12, 2007, indicating substantial doubt exists relating to our ability to continue as a going concern.

Our stock is traded on the OTCBB. Our trading symbol is "BGAT."

THE OFFERING

Outstanding Common Stock Before This Offering	14,443,812 shares of common stock are outstanding as of August 15, 2007, including 12,082,285 shares of common stock offered in this prospectus.

Common Stock Offered
A total of 41,234,731 shares of common stock, consisting of 12,082,285 shares of common stock already outstanding, and 29,152,446 shares of common stock underlying options and warrants. The options and warrants have not been exercised yet.

Outstanding Common Stock After This Offering
43,596,258 shares of common stock, if all of the 29,152,446 options and warrants are exercised. These options and warrants have exercise prices ranging from $0.17 per share to $6.00 per share, and expire at various times through the year 2012.

Offering Price Of the Common Stock	Determined at the time of sale by the selling stockholders.

Proceeds
We will not receive any proceeds from the sale of the common stock offered by the selling stockholders that may be sold pursuant to this prospectus. If all the options and warrants are exercised, we could receive $19,234,000.

Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors" on page 5 of this prospectus before making a decision to purchase our stock.

RISK FACTORS

You should carefully consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

RISKS RELATED TO OUR FINANCIAL OPERATIONS:

OUR PAST LOSSES RAISE DOUBTS ABOUT OUR ABILITY TO OPERATE PROFITABLY OR CONTINUE AS A GOING CONCERN.

We have experienced substantial operating losses and we expect to incur significant operating losses until sales increase. We will also need to raise sufficient funds to finance our activities. We may be unable to achieve or sustain profitability. Our independent auditors included an explanatory paragraph in their report, dated March 12, 2007, indicating substantial doubt about our ability to continue as a going concern. These factors raise substantial doubt as to our ability to continue as a going concern.

OUR EXPECTED FUTURE LOSSES RAISE DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN UNLESS WE CAN RAISE CAPITAL.

Future events may lead to increased costs that could make it difficult for us to succeed. To raise additional capital, we may sell additional equity securities, or accept debt financing or obtain financing through a bank or other entity. There is no limit as to the amount of debt we may incur. Additional financing may not be available to us or may not be available on terms acceptable to us. If additional funds are raised through the issuance of additional stock, there may be a significant dilution in the value of our outstanding common stock.

WE MAY NOT BE ABLE TO RAISE THE REQUIRED CAPITAL TO CONDUCT OUR OPERATIONS.

We may require additional capital resources in order to conduct our operations. If we cannot obtain additional funding, we may make reductions in the scope and size of our operations. In order to grow and expand our business, and to introduce our services to the marketplace, we will need to raise additional funds.

RISKS RELATED TO OUR BUSINESS OPERATIONS:

COMPETITION.

Many of our competitors have greater financial, marketing and information technology resources than we do. The current scope of our operations is limited to Texas, Louisiana and Illinois. We could easily lose our first-to-market advantage if larger competitors aggressively entered the HIPAA compliance marketplace.

IF WE DO NOT KEEP PACE WITH OUR COMPETITORS AND WITH TECHNOLOGICAL AND MARKET CHANGES, OUR SERVICES MAY BECOME OBSOLETE AND OUR BUSINESS MAY SUFFER.

The market for our services is competitive and could be subject to rapid technological changes. We believe that there are potentially many competitive approaches being pursued, including some by private companies from which information is difficult to obtain. Many of our competitors have significantly greater resources and more services that directly compete with our services. Our competitors may have developed, or could in the future develop, new technologies that compete with our services even render our services obsolete.

WE COULD HAVE SYSTEMS FAILURES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. Although we have taken precautions against system failure, interruptions could result from natural disasters as well as power losses, Internet failures, telecommunication failures and similar events. Our systems are also subject to human error, security breaches, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems. We also lease telecommunications lines from local and regional carriers, whose service may be interrupted. Any damage or failure that interrupts or delays network operations could materially and adversely affect our business.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ADEQUATELY ADDRESS SECURITY ISSUES.

We have taken measures to protect the integrity of our technology infrastructure and the privacy of confidential information. Nonetheless, our technology infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person or entity circumvents its security measures, they could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make substantial additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

RISKS RELATED TO OUR SECURITIES:

THE SHARES AVAILABLE FOR SALE BY THE SELLING STOCKHOLDERS COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

A total of 41,234,731 shares of our common stock are being registered for resale under this prospectus. The market price of our common stock could drop if a substantial amount of these shares are sold in the public market. A drop in the market price will reduce the value of your investment.

SELLING STOCKHOLDERS MAY SELL SECURITIES AT ANY PRICE OR TIME WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

After effectiveness of this prospectus, the Selling Stockholders may offer and sell their shares at a price and time determined by them. The timing of sales and the price at which the shares are sold by the Selling Stockholders could have an adverse effect upon the public market for our common stock.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FUTURE, A PURCHASER OF OUR COMMON STOCK WILL ONLY REALIZE A GAIN ON HIS INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

We have never paid, and do not intend, to pay any cash dividends on our common Stock for the foreseeable future. An investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

BECAUSE SHARES OF OUR COMMON STOCK MAY MOST LIKELY TRADE UNDER $5.00 PER SHARE, THE APPLICATION OF THE PENNY STOCK REGULATION COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

Our securities may be considered a penny stock. Penny stocks generally are defined as securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. For any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent by the broker-dealer disclosing recent price information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the public market.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of restricted common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

RISKS RELATED TO OUR CORPORATE GOVERNANCE:

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS.

The Nevada Revised Statutes, our Articles of Incorporation and our By-Laws provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "expects," and other words of similar import, are "forward-looking statements." Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements. In addition to the forward-looking statements contained in this prospectus, the following forward-looking factors could cause our future results to differ materially from our forward-looking statements: market acceptance of our services, competition, the availability of capital and financing, changes in technology, changes in government regulation and government compliance.

USE OF PROCEEDS

We will pay for the cost of registering the shares of common stock in this offering. We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. However, we may receive proceeds from the exercise of the options and warrants overlying the common stock. If all the options and warrants overlying the common stock in this offering, we will receive proceeds in the aggregate amount of $19,234,000. We will use such proceeds, if received, for general corporate purposes and working capital.

DESCRIPTION OF BUSINESS

INTRODUCTION

Bluegate provides the nation's only Medical Grade Network® that facilitates physician and clinical integration for hospitals and physicians by communicating in a secure private environment. As a leader in the healthcare industry of IT telecom solutions and remote management services, Bluegate provides hospitals and physicians with a single source solution for clinical integration and IT telecom needs. Additionally, Bluegate provides IT telecom consulting through its professional services division.

Our Web site is www.bluegate.com. In the Company’s Form 10-KSB, we refer to ourselves as "Bluegate", "We", Us", “the Company”, and "Our."  References to our common stock herein give effect to our 20:1 reverse stock split which occurred in 2004.  In 2004, we took corporate action to increase the number of our authorized shares of common stock to be 50,000,000 shares of common stock.

Our executive offices are located at: Bluegate Corporation, 701 North Post Oak Road, Suite 600, Houston, Texas 77024, tel. voice:  713-686-1100, fax: 713-682-7402. Our Web site is www.bluegate.com.

Our growth is dependent on attaining profit from our operations and our raising capital through the sale of stock or debt.  There is no assurance that we will be able to raise any equity financing or sell any of our products at a profit.

Our functional currency is the U.S. dollar.  Our independent auditors issued a going concern qualification in their report dated March 12, 2007, which raises substantial doubt about our ability to continue as a going concern. Our stock is traded on the OTCBB.  Our trading symbol is "BGAT."

CORPORATE HISTORY

In 2001, Mr. Manfred Sternberg acquired effective control of the company and during 2002 and 2003 under his leadership, the company commenced development and completion of the necessary systems to offer integrated HIPAA compliant Medical Grade Network® to the health care community to provide electronic systems required by increasing U.S. public policy mandates to accelerate the movement to secure electronic health records.

To accelerate our movement into the field, in 2004, we sold our Internet Service Provider ("ISP") customer base effective June 21, 2004 to concentrate on our health care IT solutions model and its Medical Grade Network®.  Under the terms of this sale, we received an aggregate of $1,150,000.

In 1996, Congress passed the Health Insurance Portability and Accountability Act ("HIPAA"). Two of the many features of HIPAA were a mandate that the healthcare industry move toward using electronic communication technology to streamline and reduce the cost of healthcare, and a requirement that healthcare providers treat virtually all healthcare information as confidential, especially when electronically transmitted.

In 2003, a minority amount of our revenue was related to our HIPAA business.  In 2004, a majority of our revenue was related to our HIPAA business. In 2005, all of our revenues were related to our health care service model.

In 2004, we contracted with the largest healthcare system in Texas to provide physicians with Internet bandwidth and managed security services using our Medical Grade Network®.

In March 2005 we acquired substantially all of the assets and assumed certain ongoing contractual obligations of TEKMedia Communications, Inc. in exchange for 132,000 shares of the Company’s common stock valued at $116,160.

In September 2005 we acquired substantially all of the assets and assumed certain ongoing contractual obligations of Trilliant Corporation, a company that provides assessment, design, vendor selection, procurement and project management for large technology initiatives, particularly in the healthcare arena. The acquisition strengthened Bluegate as a competitor in the technology management industry. The purchase price consisted of $161,033 cash and 258,308 shares of Bluegate's common stock valued at $180,816. The asset sale and purchase agreement provides for additional consideration up to 827,160 common shares depending on the acquired business' revenue through September 2008 and royalty payments based on sales through September 2008 of certain software acquired. Effective September 30, 2006, in accordance with the asset sale and purchase agreement, 407,407 shares of Bluegate’s common stock valued at $301,481 was issued as additional consideration based upon the acquired business’ revenue calculation after the first year. As of December 31, 2006, additional consideration up to 419,753 common shares may be issued, depending on the acquired business revenue pertaining to the second year.

OUR BUSINESS

Bluegate provides the nation's only Medical Grade Network® that allows hospitals and physicians to achieve physician and clinical integration by communicating in a secure private environment, improving patient care. As a leader in the healthcare industry of outsourced IT solutions and remote management services, Bluegate provides hospitals and physicians with a single source solution for all clinical integration and IT needs. Additionally Bluegate provides IT consulting through its professional services division and HIPAA-compliant, turnkey managed security services and interoperability solutions across its Medical Grade Network® for hospitals, physicians and other healthcare facilities.

Consulting Practice
Our consulting practice works with medium to large organizations on evaluation, procurement and implementation of voice, data, video, infrastructure and applications. Our applications group also performs specific applications development, enhancement, coding and integration work for these projects when requested by our customers.

Field Support
Our field support offering includes help desk support and break-fix arrangements as well as acquisition and special financing of equipment and services.  It also can include provisions for technology refresh, change management and level of service agreements. Our target market for such services consists of private-practice physicians whose office staffs typically lack the in-house technical expertise to support mission-critical computer systems and associated hardware. In many cases, these private-practice physicians are affiliated with our larger medical facility clients, creating a logical foundation for Bluegate to establish and maintain long-term business relationships.

Systems Integration and Managed Security Solutions
Our systems integration and managed security group enables secure, HIPAA-compliant data communication between hospitals, medical facilities and physician practices from all locations via our Bluegate Medical Grade Network® - ultimately enhancing patient care. We also provide affordable access to compatible medical-focused content and applications over the infrastructure to improve practice efficiency and service. We extend IT best practices to the edge of the health care network ensuring every access point for the physician and health care location is as secure as the hospital itself.

Two-fold Market Opportunity

HIPAA compliance for physician practices
The Administrative Simplification provisions of Title II of HIPAA require the United States Department of Health and Human Services to establish national standards for electronic health care transactions and national identifiers for providers, health plans, and employers. It also addresses the security and privacy of health data. Adopting these standards will improve the efficiency and effectiveness of the nation's health care system by encouraging the widespread use of electronic data interchange in health care. There is rapidly increasing demand for our networks, technologies, remote management and professional IT services, largely as the result of increasing pressure for health care providers to adopt electronic health records and the favorable health care IT environment created by the Stark Law exceptions.

Facilitate participation in National Healthcare Information Network (NHIN)

Electronic data communication networks have vast potential for enhancing the quality of patient care, mitigating the soaring costs of health care, and protecting patient privacy. To harness this potential, the current administration, Congress, and administrative agencies are advocating that all physicians get connected to the NHIN, the proposed national health information system. A NHIN is expected to enable physicians to write electronic prescriptions (eRx) and securely share patient electronic health records (EHR), including medical images, with other health care providers at hospitals, clinics, and individual physician offices.

In order to access and use the NHIN, individual physicians must have the appropriate information technology environment at their offices, and the hospitals where they admit patients.  Further, the hospital’s credentialed physicians must be on a common HIPAA compliant network. Once the hospital has installed the necessary secure electronic connectivity behind their firewall, the “last mile” of connectivity, the figurative distance from the telecommunication provider’s switch to an end user (i.e. the physician), still presents a major challenge. In addition to being HIPAA-compliant, the networks also need to be interoperable, which requires assessing and augmenting physicians’ existing IT equipment and resources. Adequate training and technical support is necessary to ensure the highest possible network availability and security and the ability to move and manage information back and forth.

Today, Bluegate’s offering singularly solves a particularly vexing piece of the HIPAA requirement and the “last mile” challenges of a NHIN by connecting the individual physician's practice to this secured network. As a result, Bluegate is positioning itself, through its Medical Grade Network®, to provide HIPAA compliant connectivity to the NHIN linking physician practices, hospitals and insurance companies to a secure network. As a result, Bluegate has acquired and deployed significant resources towards this national opportunity. Bluegate began its business installing Medical Grade Networks® in Houston, Texas in late 2004 and 2005.  We are in active contract negotiations with health care entities in Texas and   around the country to design, develop and deploy networks that are based upon the success of those deployed in Houston, Texas.

Bluegate Strategy
Our current short term strategies are to: (1) increase our market penetration and dominance of the Houston hospital, centralized health care and physician markets; (2) commence systems in other Texas cities; and, (3) commence systems in other cities in the U.S.  Our long term strategy is fourfold: (1) fill as much of the national HIPAA-compliant secured communications void that exists between the physician and the hospital as we can; (2)  sell our services to the physicians that join our  Medical Grade Network®, enabling them to choose Bluegate as their electronic health solutions firm  and as the IT outsource firm of choice for all of their technology needs; (3) to be “THE” IT solutions resource to medical institutions,  health care facilities, regional health information organizations (RHIOs) and centralized health care organizations (HCOs) for all their information technology needs;  and, (4) partner with a wide array of third party providers of software, managed systems, pharmacy benefits and many other applications that must run on electronic networks and be installed in hospitals, HCOs and medical practices.

COMPETITION

We are not aware of any completely direct competitors at this time.  However, competition may include vendors of HIPAA software and Internet Protocol ("IP") networks whose security may or may not comply with the terms of the HIPAA confidentiality compliance requirements.

The Internet and data services market is extremely competitive, highly fragmented and has grown dramatically in recent years.  The market is characterized by the absence of significant barriers to entry and the rapid growth in Internet usage among customers. Other competitors may be:

-	Access and content providers, such as AOL, Microsoft, EarthLink and Time Warner;

-	Local, regional and national Internet service providers, such as Megapath, EarthLink, XO Communications and Mindspring;

-	Regional, national and international telecommunications companies, such as AT&T, MCI and Allegiance Telecom;

-	On-line services offered by incumbent cable providers such as Time Warner;

-	DSL providers such as Covad.

Most of our competitors have greater financial and other resources than we have, and there is no assurance that we will be able to successfully compete.

OUR BUSINESS - CUSTOMERS AND VENDORS

Major Customers.  During 2006, our top five major customers all located in Houston, accounted for 43% of our sales.  No single customer accounted for more than 13% of sales.

Major Vendors. During 2006, five major vendors accounted for 92% of our purchases.  No single vendor accounted for more than 26% of purchases.

EMPLOYEES

We currently have 40 employees of whom 37 are full time employees.

AVAILABLE INFORMATION ABOUT US

Our filings with the SEC may be obtained in person or by writing to the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549, tel. 1-800-SEC-0330, or through SEC's e-mail address: publicinfo@sec.gov.  In most cases, this information is also available on the SEC's Web site: www.sec.gov. Our web site is www.bluegate.com.

DESCRIPTION OF PROPERTY

We lease approximately 7,290 square feet of office space located at 701 North Post Oak Road, Suite 600, Houston, Texas 77024, for a monthly lease payment of approximately $9,000.  The lease expires in November 2013. We believe this space is adequate for our current needs, and that additional space is available to us at a reasonable cost, if needed. During 2006 we subleased a portion of this space to other companies.

FINANCIAL STATEMENTS

Our audited financial statements for the years ended December 31, 2006 and 2005 begin on page 31
Our unaudited financial statements for the six months ended June 30, 2007 begin on page 56

MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD-LOOKING STATEMENT

This Management's Discussion and Analysis should be read in conjunction with the audited financial statements and notes thereto set forth herein.

Certain statements contained in this report, including, without limitation, statements containing the words, "likely," "forecast," "project," "believe," "anticipate," "expect," and other words of similar meaning, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments. In addition to the forward-looking statements contained in this Form 10-KSB, the following forward-looking factors could cause our future results to differ materially from our forward-looking statements: competition, capital resources, credit resources, funding, government compliance and market acceptance of our products and services.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon financial statements which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, we evaluate these estimates.  We base our estimates on historical experience and on assumptions that are believed to be reasonable.  These estimates and assumptions provide a basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions, and these differences may be material.

We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

REVENUE RECOGNITION.
Revenue, which includes licensing revenue, is recognized based upon contractually determined monthly service charges to individual customers.  Some services are billed in advance and, accordingly, revenues are deferred until the period in which the services are provided.

STOCK-BASED COMPENSATION.
Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") established financial accounting and reporting standards for stock-based employee compensation plans. It defines a fair value based method of accounting for an employee stock option or similar equity instrument. In January 2006, Bluegate implemented SFAS No. 123R, and accordingly, Bluegate accounts for compensation cost for stock option plans in accordance with SFAS No. 123R.

GOING CONCERN.
We remain dependent on outside sources of funding for continuation of our operations.  Our independent auditors issued a going concern qualification in their report dated March 12, 2007, which raises substantial doubt about our ability to continue as a going concern.

During the years ended December 31, 2006 and 2005, we have been unable to generate cash flows sufficient to support our operations and have been dependent on debt and equity raised from qualified individual investors.  We experienced negative financial results as follows:

	2006	2005
Net loss	$(9,191,559)	$(4,165,391)
Negative cash flow from operations	(1,039,364)	(973,911)
Negative working capital	(1,165,572)	(926,317)
Stockholders' deficit	(1,061,238)	(711,046)

During the six months ended June 30, 2007 and 2006, we experienced negative financial results as follows:

	2007	2006

Net loss attributable to common shareholders	$(3,763,240)	$(2,386,373)
Negative cash flow from operations	(1,073,458)	(883,630)
Negative working capital	(1,369,237)	(1,705,074)
Stockholders' deficit	(1,267,823)	(1,523,785)

These factors raise substantial doubt about our ability to continue as a going concern.  The financial statements contained herein do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.  Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing as may be required,  and ultimately to attain profitable operations.  However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.

We have supported current operations by: 1) selling our traditional connectivity services business, 2) raising additional operating cash through the private sale of our common stock, 3) selling convertible debt and common stock to certain key stockholders and 4) issuing stock and options as compensation to certain employees and vendors in lieu of cash payments.

These steps have provided us with the cash flows to continue our business plan, but have not resulted in significant improvement in our financial position.  We are considering alternatives to address our cash flow situation that include:

-	Raising capital through additional sales of our common and/or debt securities.

-
Reducing cash operating expenses to levels that are in line with current revenues. Reductions can be achieved through the issuance of additional common shares of our stock in lieu of cash payments to employees or vendors.

These alternatives could result in substantial dilution of existing stockholders. There can be no assurances that our current financial position can be improved, that we can raise additional working capital or that we can achieve positive cash flows from operations.  Our long-term viability as a going concern is dependent upon the following:

-	Our ability to locate sources of debt or equity funding to meet current commitments and near-term future requirements.

-	Our ability to achieve profitability and ultimately generate sufficient cash flow from operations to sustain our continuing operations.

Our fiscal year end is December 31.

Our operations are located in Houston, Texas.  Bluegate provides IT consulting, outsourcing, systems integration, applications development and managed security solutions for the health care industry.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

During the year ended December 31, 2006, our service revenue was $3,707,908 compared to $2,493,343 for the year ended December 31, 2005.  This represents an increase of $1,214,565 and is primarily attributable to our acquisition of the assets and customers of Trilliant Corporation, an increase in engineering services and our efforts to market Medical Grade Network®, our core business.

Our cost of services for the year ended December 31, 2006 was $1,742,420 compared to $1,110,382 for the year ended December 31, 2005.  The increase in cost of services of $632,038 is due to higher interconnect fees and costs associated with the expansion of our Medical Grade Network® services.

Our gross profit for the year ended December 31, 2006 was $1,965,488 compared to $1,382,961 for the year ended December 31, 2005.  Our gross profit as a percentage of sales decreased to 53% in 2006 from 55% in 2005 due to higher interconnect fees and costs associated with the expansion of our Medical Grade Network® services.

We incurred selling, general and administrative (SG&A) expenses of $3,902,681 for the year ended December 31, 2006 compared to $3,328,259 for the year December 31, 2005.  The increase in SG&A of $574,422 is primarily attributable to an increase in payroll and payroll related expenses. During 2006 we increased our sales, marketing and administrative staff in an effort to expand our Medical Grade Network® business.

We incurred an increase in compensation expense of $4,694,190 from $1,216,368 in 2005 to $5,910,558 in 2006.  The increase was due primarily to (i) recording stock option and warrant related expenses as a result of our adoption of SFAS No. 123R in 2006 totaling $5,078,951 and (ii) the recording of $831,607 excess of the fair value of the stock and warrants issued over the related party debt converted.

Our bad debt expense decreased $203,105 in 2006 from 2005 as we continued to strengthen our collection efforts. Based upon an evaluation performed by a third party, an impairment write-down of goodwill totaling $113,021 was recorded at December 31, 2006 compared to no write-down at December 31, 2005.

At December 31, 2006 we recorded a loss of $472,952 on debt extinguishment which represented the excess of the fair value of the stock and warrants issued over the debt extinguished compared to a gain for the year ended December 31, 2005 of $490,786, or an overall increase in the loss on extinguishment of debt of $963,738.

For the year ended December 31, 2006 we did not incur a loss on the conversion of notes payable to common stock compared to the loss of $892,882 incurred for the year ended December 31, 2005.

Interest expense increased $390,693 in 2006 to $771,916 from $381,223 in 2005 as a result of issuing common stock warrants for the extension of repayments of the convertible notes payable.

We incurred a net loss of $9,191,559 for the year ended December 31, 2006 compared to a net loss of $4,165,391 for the year ended December 31, 2005, or an overall increase of $5,026,168. The increase is primarily attributable to the following:

(1) We incurred selling, general and administrative (SG&A) expenses of $3,902,681 for the year ended December 31, 2006 compared to $3,328,259 for the year December 31, 2005.  The increase in SG&A of $574,422 is primarily attributable to an increase in payroll and payroll related expenses. During 2006 we increased our sales, marketing and administrative staff in an effort to expand our Medical Grade Network® business.

(2) We incurred an increase in compensation expense of $4,694,190 from $1,216,368 in 2005 to $5,910,558 in 2006.  The increase was due primarily to (i) recording stock option and warrant related expenses as a result of our adoption of SFAS No. 123R in 2006 totaling $5,078,951 and (ii) the recording of $831,607 excess of the fair value of the stock and warrants issued over the related party debt converted.

(3) Based upon an evaluation performed by a third party, an impairment write-down of goodwill totaling $113,021 was recorded at December 31, 2006 compared to no write-down at December 31, 2005.

(4) At December 31, 2006 we recorded a loss of $472,952 on debt extinguishment which represented the excess of the fair value of the stock and warrants issued over the debt extinguished compared to a gain for the year ended December 31, 2005 of $490,786, or an overall increase in the loss on extinguishment of debt of $963,738.

(5) Interest expense increased $390,693 in 2006 to $771,916 from $381,223 in 2005 as a result of issuing common stock warrants for the extension of repayments of the convertible notes payable.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2007 AS COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2006

During the three months ended June 30, 2007, our revenue was $1,807,255 versus $814,846 for the three month period ended June 30, 2006. This represents an increase of $992,409 and is primarily attributable to our professional service business and our efforts to market our Medical Grade Network® business.

Our cost of services for the three months ended June 30, 2007 was $1,009,975 compared to $344,151 for the three months ended June 30,2006. The increase in cost of services of $665,824 is due to the increase in the costs associated with the increase in our professional service business and interconnect fees and costs associated with the expansion of our Medical Grade Network® services.

Our gross margin for the three months ended June 30, 2007 was $797,280 compared to $470,695 for the three months ended June 30, 2006. Our gross margin as a percentage of sales decreased to 44% for the three months ended June 30, 2007 from 58% for the three months ended June 30, 2006 due to an increase in the cost of products and services purchased in the second quarter of 2007.

We incurred selling, general and administrative expenses (SG&A) of $413,685 for the three months ended June 30, 2007 compared to $393,870 for the three months ended June 30, 2006. The increase in SG&A of $19,815 was negligible.

We incurred compensation expense of $1,462,358 for the three months ended June 30, 2007 compared to $1,236,168 for the three months ended June 30, 2006. The increase in compensation expense of $226,190 is primarily due to the expansion of our sales and marketing efforts and recording stock option expenses as a result of our adoption of SFAS No. 123R in 2006.

We incurred a net loss of $1,087,034 for the three months ended June 30, 2007 compared to a net loss of $1,373,837 for the three months ended June 30, 2006. The decrease of $286,803 is primarily attributable to a decrease in interest expense.

The net loss attributable to common shareholders was $1,687,034 for the three months ended June 30, 2007 due to a deemed dividend of $600,000 on preferred shares and common stock warrants issued.

SIX MONTHS ENDED JUNE 30, 2007 AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2006

During the six months ended June 30, 2007 our revenue was $3,168,322 versus $1,750,495 for the six month period ended June 30, 2006. This represents an increase of $1,417,827 and is and is primarily attributable to our professional service business and our efforts to market our Medical Grade Network® business.

Our cost of services for the six months ended June 30, 2007 was $1,743,487 compared to $766,891 for the six months ended June 30, 2006. The increase in cost of services of $976,596 is due to the increase in the costs associated with the increase in our professional service business and interconnect fees and costs associated with the expansion of our Medical Grade Network® services.

Our gross profit for the six months ended June 30, 2007 was $1,424,835 compared to $983,604 for the six months ended June 30, 2006. Our gross profit as a percentage of sales decreased to 45% for the six months ended June 30, 2007 from 56% for the six months ended June 30, 2006 due to an increase in the cost of products and services purchased in the second quarter of 2007.

We incurred SG&A of $1,281,144 for the six months ended June 30, 2007 compared to $871,769 for the six months ended June 30, 2006. The increase in SG&A of $409,375 is primarily attributable to the expansion of our sales and marketing efforts.

We incurred compensation expense of $3,259,483 for the six months ended June 30, 2007 compared to $2,024,542 for the six months ended June 30, 2006. The increase in compensation expense of $1,234,941 is primarily due to the expansion of our sales and marketing efforts and recording stock option expenses as a result of our adoption of SFAS No. 123R in 2006.

We incurred a net loss of $3,163,240 for the six months ended June 30, 2007 compared to a net loss of $2,386,373 for the six months ended June 30, 2006.  The increase of $776,867 is due to a decrease in interest expense and to the expansion of our sales and marketing efforts and an increase in stock option expenses as a result of our adoption of SFAS No. 123R in 2006.

The net loss attributable to common shareholders was $3,763,240 for the six months ended June 30, 2007 due to a deemed dividend of $600,000 on preferred shares and common stock warrants issued.

LIQUIDITY AND CAPITAL RESOURCES

Operations for the six months ended June 30, 2007 have been funded by the issuance of preferred stock and common stock and options for cash in private transactions and loans from related parties. Bluegate has continued to take steps to reduce its monthly operating expenses relating to its core business and has expanded its efforts in creating a market for the health care industry.

As of June 30, 2007, our cash on hand was $19,378; total current assets were $497,667, total current liabilities were $1,866,904 and total stockholders’ deficit was $1,267,823.

We are seeking additional capital to fund expected operating costs. We believe that future funding may be obtained from public or private offerings of equity securities, debt or convertible debt securities or other sources. Stockholders should assume that any additional funding will likely be dilutive.

If we are unable to raise additional funding, we may have to limit our operations to an extent that we cannot presently determine. The effect of this on our business may include the sale of certain assets, reduction in the scope of current operations or the cessation of business operations.

Our ability to achieve profitability will depend upon our ability to raise additional operating capital, the continued growth in demand for connectivity services and our ability to execute and deliver high quality, reliable connectivity services.

Our growth is dependent on attaining profit from our operations and our raising additional capital either through the sale of stock or borrowing. There is no assurance that we will be able to raise any equity financing or sell any of our products at a profit.

Our future capital requirements will depend upon many factors, including the following:

-	The cost of third-party software
-	The cost of sales and marketing
-	The rate at which we expand our operations
-	The response of competitors
-	Capital expenditures

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES

Our stock is traded on the OTCBB.  Our trading symbol is "BGAT."  The following table sets forth the quarterly high and low bid price per share for our common stock.  These bid and asked price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual prices.  Our fiscal year ends December 31.

COMMON STOCK PRICE RANGE

YEAR AND QUARTER	HIGH	LOW

2005:
First Quarter	$3.00	$0.51
Second Quarter	$2.00	$0.70
Third Quarter	$2.00	$0.70
Fourth Quarter	$1.05	$0.54

2006:
First Quarter	$0.85	$0.40
Second Quarter	$0.70	$0.45
Third Quarter	$0.90	$0.60
Fourth Quarter	$1.10	$0.70

2007:
First Quarter	$1.05	$0.70
Second Quarter	$0.92	$0.40
Third Quarter (through August 13)	$0.55	$0.30

COMMON STOCK

On August 13, 2007, we had outstanding 14,443,812 shares of Common Stock, $0.001 par value per share.

On August 13, 2007, the closing price of our stock was $0.40 per share.

On August 13, 2007 we had approximately 482 shareholders of record. Our transfer agent is American Stock Transfer and Trust Company.

We have not paid any cash dividends and we do not expect to declare or pay any cash dividends in the foreseeable future.  Payment of any cash dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by the Board of Directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
PLAN CATEGORY:	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	$-	-
Equity compensation plans approved by security holders	10,276,716	$0.88	1,967,315	(1)

(1) These shares are the remaining unissued shares under our 2005 Stock and Stock Option Plan (the 2005 Plan)

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
EXECUTIVE OFFICERS AND DIRECTORS

Members of the Board of Directors are elected and hold office until their successors are elected and qualified. All of the officers serve at the pleasure of the Board of Directors of the Company.

NAME	AGE	POSITION

Manfred Sternberg	46	Director and Chief Strategy Officer

William Koehler	41	Director, President and Chief Operating Officer

Stephen Sperco	53	Director and Chief Executive Officer

Dale Geary	50	Director

Charles Leibold	57	Chief Financial Officer and Principal Accounting Officer

Richard Yee	56	Senior VP of Operations

Manfred Sternberg has been our Chief Executive Officer and a Director since 2001. Mr. Sternberg shifted from Chief Executive Officer to Chief Strategy Officer on April 2, 2007. Prior to 2001, Mr. Sternberg was an investor and board member of several broadband providers in Houston, Texas including our predecessor.  He is a graduate of Tulane University and Louisiana State University School of Law. Mr. Sternberg is licensed to practice law in Texas and Louisiana and is Board Certified in Consumer and Commercial Law by the Texas Board of Legal Specialization.

William Koehler has been a Director since May, 2003.  Mr. Koehler was appointed President and Chief Operating Officer in September 2005 after Bluegate acquired substantially all of the assets of Trilliant Corporation, of which Mr. Koehler was a founder and served as President/CEO from 2000 until September 2005.  From 1992 until 2000, Mr. Koehler was the Vice President of Business Development of an Electrical Engineering firm that specialized in the assessment, design and project implementation of technology efforts for their clients.  Mr. Koehler has a BBA from Texas A&M in Business Analysis, with a specialization in Production Operation Management.  Mr. Koehler has spent the last 15 years of his career working in the IT and Professional Services industry and has a broad range of skills.  His experience ranges from the design and management of the implementation of multination voice and data networks to the needs assessment and the development of a Global technology strategy for large multinational corporations.  The customers that Mr. Koehler has worked with include Pennzoil, American General Insurance, Texaco, British Petroleum, Brown and Root and many others.  At the same time he has worked with dozens of school districts by assisting in the development of more cost effective and robust systems in an attempt to help these districts move technology into the classrooms and help children learn.  Mr. Koehler has spoken at many state and local events about technology and continues to look for opportunities to continue this effort.

Stephen Sperco was appointed the Company’s Chief Operating Officer on December 31, 2006 and then was appointed Chief Executive Officer on April 2, 2007. Mr. Sperco is the founder and President of Sperco Associates, Inc. and Sperco Technology Group, L.L.C. Sperco Associates was founded in 1986 and is headquartered in Chicago, Illinois. Both organizations are privately held consulting firms that focus in the areas of Telecommunications and Information Technology (IT) systems. The organizations provide independent, third party consulting, planning, and facilities management services. The consulting personnel provide services in the area of Telecommunications to support the voice, data, and image requirements of clients. Support in the area of IT systems is provided for the Desktop Computing, Local Area Network (LAN), and Wide Area Network (WAN) requirements of clients. The organizations also provide Management Support, Staff Augmentation, Quality Assurance, and operational functions related to Facilities Management and Outsourcing engagements. The firm has conducted consulting engagements in North America, the United Kingdom, and Europe. The industry focus of Sperco Associates has been in the Private Sector with Financial Services, Insurance, Health Care, and Fortune 1000 organizations. The focus of Sperco Technology Group has been in the Public Sector with Education and Health Care organizations. For IT Infrastructure, Telecommunications, and IT Physical Infrastructure the firms have developed significant expertise in Strategic Planning, Optimization, Design, Procurement, Contract Negotiations, Quality Assurance, and Implementation Project Management. In the areas of Facilities Management and Outsourcing, the firms have developed significant expertise in Organization Management and Planning, Project Management, Strategic Planning, Contract Negotiations, and the management of day-to-day department operations. The firms have extensive experience in the specialty areas of Financial Trading Floors, Call Center Applications, Structured Wiring Systems, Voice Recording/Logging Applications, Interactive Voice Response (IVR) applications, IP Telephony, and Network Optimization. Mr. Sperco is responsible for both the executive management of the consulting firms and the direction of consulting engagements. Mr. Sperco has been a consultant since 1975 and in this capacity has extensive experience with the planning and management of complex engagements. Before founding Sperco Associates, Inc., Mr. Sperco was a principal and Regional Vice President for Marketing and Systems Development Corporation. Marketing and Systems Development Corporation was a telecommunications consulting firm that was subsequently purchased by EDS. Mr. Sperco was with Marketing and Systems Development Corporation for ten years. Mr. Sperco earned a Bachelor of Arts degree in Economics from Middlebury College, Middlebury, Vermont in 1975.

Charles Leibold became Bluegate's Controller in January 2006 and effective June 1, 2006 he was appointed our Chief Financial Officer and Principal Accounting Officer. Mr. Leibold began his career with the Big Four accounting firm of Deloitte and Touche. Subsequently, he became Director of International and Domestic Field Audit for the Avis Rent a Car System and Vice President of Finance and Treasurer of AIM Group, Inc., the holding company for Budget Rent a Car franchises. From January 1998 through May 1999, as Manager of AquaSource Inc., he was aggressively involved in the development of a start-up venture experiencing rapid growth through acquisitions. Specifically he was responsible for the successful transition of all of the seller's business into AquaSource. From June 1999 through May 2003, as Vice President and Director of Acquisition Partners, Inc., he directed the strategic planning and staffing of a start-up venture providing acquisitions and divestiture services to its clients. From June 2003 through mid-January 2006, Mr. Leibold provided consulting, accounting and tax services to clients in a wide variety of industries. In addition to having served in key financial management roles for both large and small companies, Mr. Leibold is a Certified Public Accountant and a Member of the Institute of Certified Public Accountants and Texas State Board of Public Accountancy. Mr. Leibold graduated from Pace University with a BBA in Accounting.

Dale Geary was appointed as a Director in June 2007. Mr. Geary is a Managing Director of SAI Corporation ("SAIC") which is a control person of Bluegate Corporation. He has been with SAIC since its inception in 1996. SAIC is involved in both the investment in, and providing resources to Telecommunications and Information Technology organizations. At SAIC, Mr. Geary is responsible for client engagements and business development. Mr. Geary earned a Bachelor of Science degree in Computer Science and Business Administration in 1982 from Northern Illinois University in DeKalb, Illinois.

Richard Yee, became our Senior Vice President - Operations in January 2006. Mr. Yee is responsible for all technical operations and client-facing activities. Prior to joining Bluegate, he served as Vice President, Network Planning and Engineering for Wiltel Communications in Tulsa, Oklahoma from 2004 to 2005, where he had nationwide responsibility for directing the long-term planning and integration of strategic network functions for voice, data, IP, international, local, traffic, and transport. From 2002 to 2004 Mr. Yee was a self employed telecommunications consultant. From 2000 to 2002 Mr. Yee served as the Vice President of Solutions Consulting for Marconi Corporation, plc. In this capacity Mr. Yee oversaw Marconi's efforts to provide tailored telecommunications equipment solutions to the utility, cable TV and CLEC industries. Mr. Yee has over 30 years of experience in technology/telecommunications industries, serving in various technical and managerial positions with Marconi, Reliant Energy, Verizon, and Sprint. He holds a Bachelor of Science in Mechanical Engineering from Carnegie-Mellon University in Pittsburgh, Pennsylvania, an MBA from Gannon University in Erie, Pennsylvania, and is a registered Professional Engineer.

COMMITTEES OF THE BOARD OF DIRECTORS

We do not have any nominating, or compensation committees of the Board, or committees performing similar functions. Shareholders may recommend nominees for Director by notifying the Chairman of the Board, Manfred Sternberg, in writing that is mailed to us.

In March 2005, our Board adopted our Audit Committee Charter (the "Charter") which established our Audit Committee.  The Board of Directors selected Gilbert Gertner, an independent Director, to be on the Audit Committee at that time. In June 2007, Mr. Gertner resigned as a director. We are currently pursuing the recruitment of an independent director who is also a financial expert to serve on our Board and Audit Committee. At the present time, there are no members of the Audit Committee and therefore, the Board acts as a committee of the whole as the Audit Committee. We have no other committees of the Board.

The Audit Committee reviewed and discussed the matters required by SAS 61 and our audited financial statements for the year ending December 31, 2006 with our management and our independent auditors.  The Audit Committee received the written disclosures and the letter from our independent accountants required by Independence Standards Board No. 1 and the Audit Committee discussed with the independent accountant the independent accountant's independence.

BOARD OF DIRECTORS

The Company’s Board of Directors consists of five Directors, of which one position is now vacant. We currently have four members of our Board of Directors, who were elected and hold office until their successors are elected and qualified. The four members of the Board are Stephen Sperco, Manfred Sternberg, William Koehler and Dale Geary. Stephen Sperco is the Company’s Chief Executive Officer, Manfred Sternberg is the Company’s Chief Strategy Officer and William Koehler is the Company’s President and Chief Operating Officer. Dale Geary is an independent director. Executive officers are appointed by the Board of Directors and serve until their successors have been duly elected and qualified. There is no family relationship between any of our directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  These reporting persons also are required to furnish us with copies of all Section 16(a) forms they file.  During 2006, the following reporting persons did not file Forms 3 and 4, as required under Section 16(a) of the Exchange Act on a timely basis, noting the number of times their filings were not timely:  Manfred Sternberg (1), William Koehler (2), Gilbert Gertner (1), Robert Davis (1), Larry Walker (2), Stephen Sperco (1). We are not aware of any instances in which a person required to file reports under Section 16(a) of the Exchange Act have not done so.

CODE OF ETHICS

We have a Code of Ethics that applies to our principal executive officers and our principal financial officers.  We undertake to provide to any person, without charge, upon request, a copy of our Code of Ethics.  You may request a copy of our Code of Ethics by mailing your written request to us.  Your written request must contain the phrase "Request for a Copy of the Code of Ethics of Bluegate Corporation."  A copy of our Code of Ethics is also posted on our website, www.bluegate.com.

Our address is: Bluegate Corporation, 701 North Post Oak Road, Suite 600, Houston, Texas 77024.

EXECUTIVE COMPENSATION

The following table sets forth certain information as to our highest paid officers and directors for our fiscal years ended December 31, 2006 and 2005. No other compensation was paid to any such officers or directors other than the compensation set forth below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (5) ($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (6) ($)	Total ($)
Manfred Sternberg, CEO	2006		178,836			1,902,985			12,448	2,094,269
	2005		172,500			447,820			8,500	628,820

William Koehler, President	2006	(1)	156,479			649,585			11,000	817,064
	2005	(1)	43,750			100,931			2,500	147,181

Stephen Sperco, COO	2006	(2)				568,165				568,165
	2005	(2)

Charles Leibold, CFO	2006	(3)	122,407	20,000		109,585			5,250	257,242
	2005	(3)

Larry Walker, President	2006		120,755			233,483				354,238
of Trilliant Technology Group, Inc. (100% owned subsidiary)	2005		36,458			41,939				78,397

Richard Yee, Senior	2006	(4)	122,216			166,116			8,250	296,582
VP of Operations	2005	(4)

(1)	Mr. Koehler commenced working for the Company in September 2005.
(2)	Mr. Sperco commenced working for the Company on December 31, 2006.
(3)	Mr. Leibold commenced working for the Company in January 2006.
(4)	Mr. Yee commenced working for the Company in February 2006.
(5)
The amounts in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of outstanding stock options granted as part of the stock option plan. The assumtion used in calculating these amounts, as well as a description of our stock option plan, are set forth in Note 10 to our Financial Statements for the year ended December 31, 2006, which is located on pages F-17 through F-24 of our Annual Report on Form 10-KSB. Compensation cost is generally recognized over the vesting period of the award.

(6)	The amounts in this column reflect the automobile allowance given to Executive Officers as part of their compensation plan.

The following table presents a summary of the compensation paid to the members of our Board of Directors during the fiscal year ended December 31, 2006. Except as listed below, no other compensation was paid to our Directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gilbert Gertner	-	-	92,701	-	-		92,701

COMPENSATION OF DIRECTORS

We do not currently pay any cash Directors' fees.  On February 23, 2005, Gilbert Gertner and William Koehler, two Directors, were each granted warrants to purchase 50,000 shares of our common stock at an exercise price of $0.50.  These warrants expire on February 22, 2010. On August 17, 2006, Gilbert Gertner was granted options to purchase 150,000 shares of our common stock at an exercise price of $0.62 which equates to the $92,701 option award in the above table. These options expire on August 17, 2011.

EMPLOYEE STOCK OPTION PLANS

While we have been successful in attracting and retaining qualified personnel, we believe that our future success will depend in part on our continued ability to attract and retain highly qualified personnel.  We pay wages and salaries that we believe are competitive.  We also believe that equity ownership is an important factor in our ability to attract and retain skilled personnel.  In 2002, we adopted the 2002 Stock and Stock Option Plan (the "2002 Plan").  The purpose of the 2002 Plan is to further our interests, our subsidiaries and our stockholders by providing incentives in the form of stock options to key employees, consultants, directors and others who contribute materially to our success and profitability.  The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress.  The 2002 Plan also assists us and our subsidiaries in attracting and retaining key employees and Directors.  The 2002 Plan is administered by the Board of Directors.  The Board of Directors has the exclusive power to select the participants in the 2002 Plan, to establish the terms of the stock and options granted to each participant, provided that all options granted shall be granted at an exercise price equal to at least 85% of the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the 2002 Plan. The maximum aggregate number of shares of common stock that may be granted or optioned and sold under the 2002 Plan is 450,000 shares. As of December 31, 2006, 450,000 shares of common stock have been granted pursuant to the 2002 Plan.

In 2005 we adopted the 2005 Stock and Stock Option Plan (the "2005 Plan").  The purpose of the 2005 Plan is to further our interests, our subsidiaries and our stockholders by providing incentives in the form of stock options to key employees, consultants, directors and others who contribute materially to our success and profitability.  The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress.  The 2005 Plan also assists us and our subsidiaries in attracting and retaining key employees and Directors.  The 2005 Plan is administered by the Board of Directors.  The Board of Directors has the exclusive power to select the participants in the 2005 Plan, to establish the terms of the stock and options granted to each participant, provided that all options granted shall be granted at an exercise price equal to at least 85% of the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the 2005 Plan. The maximum aggregate number of shares of common stock that may be granted or optioned and sold under the Plan is 3,000,000 shares. As of December 31, 2006, 801,664 shares of common stock have been granted pursuant to the 2005 Plan.

EMPLOYMENT AGREEMENTS

In February 2005 we entered into an employment agreement with Manfred Sternberg (the 2005 Sternberg Agreement) for a period of two years at an annual salary of $180,000 per year.  The 2005 Sternberg Agreement replaced the previous agreement with Mr. Sternberg.  The 2005 Sternberg agreement calls for the Company to provide health, dental, vision and any other benefits that the Company may provide to its employees, a monthly automobile allowance of $750 (which was increased to $1,500 during 2006) and reimbursement for up to $1,000 per month in discretionary business related expenses. In addition, the 2005 Sternberg agreement provides for four (4) weeks of vacation per year.  Under the 2005 Sternberg Agreement, the Company issued to Mr. Sternberg the option to purchase the 275,000 shares of our common stock that had vested under his previous agreement at a revised exercise price of $2.00 per share.  We also agreed to issue an option to purchase 1,000,000 shares of our common stock at an exercise price of $0.50 per share.  The option vests as follows: 50,000 shares on the date of grant, and 50,000 shares every month thereafter until fully vested.  The option expires on January 31, 2010. Effective November 28, 2006, we granted Mr. Sternberg 2,100,000 options to purchase common stock at an exercise price of $0.99 per share expiring on November 28, 2011. 1,500,000 of these options are immediately exercisable and the remaining 600,000 options vest at the rate of 100,000 options per month beginning December 1, 2006. These options have piggy-back registration rights.

In September 2005 we entered into an employment agreement with William Koehler (the Koehler Agreement) for a period of two years at an annual salary of $150,000 per year to serve as President and Chief Operating Officer.  The Koehler Agreement calls for the Company to provide health, dental, vision and any other benefits that the Company may provide to its employees, a monthly automobile allowance of $750 (which was increased to $1,250 during 2006) and reimbursement for up to $1,000 per month in discretionary business related expenses.   In addition, the Koehler Agreement provides for four (4) weeks of vacation per year.  Under the Koehler Agreement, the Company issued to Mr. Koehler an option to purchase 340,000 shares of our common stock at an exercise price of $1.08 per share.  The option vests as follows: 50,000 shares on the date of grant, September 1, 2005 and 290,000 shares on September 1, 2006.  The option expires on August 31, 2010. Effective August 1, 2006, we granted Mr. Koehler 1,200,000 options to purchase common stock at an exercise price of $0.60 per share expiring on August 1, 2011. 600,000 of these options are immediately exercisable and the remaining 600,000 options vest at the rate of 50,000 options per month beginning September 1, 2006. These options have piggy-back registration rights.

Effective December 31, 2006, we entered into an employment agreement with Stephen Sperco (the Sperco Agreement) for a period of two years at an annual salary of $150,000 per year to serve as our Chief Operating Officer. We also granted Mr. Sperco 1,200,000 options to purchase common stock at an exercise price of $0.95 per share expiring on December 31, 2011. 600,000 of these options are immediately exercisable and the remaining 600,000 options vest at the rate of 25,000 options per month beginning January 1, 2007. These options have piggy-back registration rights. Mr. Sperco will also be entitled to receive bonuses, in amounts to be determined, in connection with major transactions or milestones that we may enter into in the future. Mr. Sperco is also entitled to receive fringe benefits, such as medical insurance, as any company executive and a monthly transportation allowance of $750 and reimbursement for up to $1,000 per month in discretionary business related expenses.

In January 2006 we hired Charles Leibold as the Company’s Controller. On June 1, 2006, we entered into an employment agreement with Charles Leibold (the Leibold Agreement) for a period of two years at an annual salary of $140,000 per year to serve as our Chief Financial Officer and Principal Accounting Officer. Effective January 1, 2007, the annual salary increased to $147,000. In addition, we have granted Mr. Leibold options to purchase up to 600,000 shares of Bluegate common stock at an exercise price of $0.75 per share, with 50,000 options vesting as of June 1, 2006, and vesting as to 25,000 options per each 30 days thereafter. The shares underlying the options have piggy back registration rights. The options expire on June 1, 2011. Mr. Leibold will also be entitled to receive bonuses, in amounts to be determined, in connection with major transactions that we may enter into in the future. Mr. Leibold also received a deferred signing bonus of $20,000 which was paid $5,000 on the last day of September, October, November and December 2006. Mr. Leibold is also entitled to receive fringe benefits, such as medical insurance, as any other company executive and a monthly automobile allowance of $750.

In January 2006 we entered into an employment agreement with Richard Yee (the Yee Agreement) for a period of two years at an annual salary of $140,000 per year to serve as Senior Vice President - Operations.  Effective January 1, 2007, the annual salary increased to $147,000. The Yee Agreement calls for the Company to provide health, dental, vision and any other benefits that the Company may provide to its employees, a monthly automobile allowance of $750 and reimbursement for up to $1,000 per month in discretionary business related expenses.   In addition, the Yee Agreement provides for four (4) weeks of vacation per year.  The Company will also pay Mr. Yee a bonus of $10,000 payable in cash or the equivalent amount of common stock of the Company at the time that he moves into a home located in metropolitan Houston, Texas and pay the costs of his relocation to Houston, Texas and the income tax effect of any relocation expenses that are not considered to be qualified moving expenses as defined in the Internal Revenue Code.  Under the Yee Agreement, the Company issued to Mr. Yee an option to purchase 546,600 shares of our common stock at an exercise price of $0.75 per share.  The option vests as follows: 50,000 shares on March 1, 2006 and 46,600 shares on September 1, 2006, 225,000 shares on March 1, 2007, and 225,000 shares on March 1, 2008.  The option expires on January 29, 2011.

In September 2005 we entered into an employment agreement with Larry Walker (the Walker Agreement) for a period of two years at an annual salary of $125,000 per year to serve as President of Trilliant Technology Group, Inc. a subsidiary of Bluegate.  The Walker Agreement calls for the Company to provide health, dental, vision and any other benefits that the Company may provide to its employees and Mr. Walker is entitled to discretionary bonuses based on criteria to be established in the future.  Under the Walker Agreement, the Company issued to Mr. Walker an option to purchase 250,000 shares of our common stock at an exercise price of $1.50 per share.  The option vests 10,416 shares every thirty days. The option expires on August 31, 2010. Effective August 1, 2006, we granted Mr. Walker 340,000 options to purchase common stock at an exercise price of $0.60 per share expiring on August 1, 2011. 100,000 of these options are immediately exercisable and the remaining 240,000 options vest at the rate of 20,000 options per month beginning September 1, 2006. These options have piggy-back registration rights.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Vest Date	Option Expiration Date

Manfred Sternberg	275,000			2.00	2/1/2005	1/31/2010
	50,000			0.50	2/1/2005	1/31/2010
	50,000			0.50	3/1/2005	1/31/2010
	50,000			0.50	4/1/2005	1/31/2010
	50,000			0.50	5/1/2005	1/31/2010
	50,000			0.50	6/1/2005	1/31/2010
	50,000			0.50	7/1/2005	1/31/2010
	50,000			0.50	8/1/2005	1/31/2010
	50,000			0.50	9/1/2005	1/31/2010
	50,000			0.50	10/1/2005	1/31/2010
	50,000			0.50	11/1/2005	1/31/2010
	50,000			0.50	12/1/2005	1/31/2010
	50,000			0.50	1/1/2006	1/31/2010
	50,000			0.50	2/1/2006	1/31/2010
	50,000			0.50	3/1/2006	1/31/2010
	50,000			0.50	4/1/2006	1/31/2010
	50,000			0.50	5/1/2006	1/31/2010
	50,000			0.50	6/1/2006	1/31/2010
	50,000			0.50	7/1/2006	1/31/2010
	50,000			0.50	8/1/2006	1/31/2010
	50,000			0.50	9/1/2006	1/31/2010
	1,500,000			0.99	11/28/2006	11/28/2011
	100,000			0.99	12/1/2006	11/28/2011
		100,000		0.99	1/1/2007	11/28/2011
		100,000		0.99	2/1/2007	11/28/2011
		100,000		0.99	3/1/2007	11/28/2011
		100,000		0.99	4/1/2007	11/28/2011
		100,000		0.99	5/1/2007	11/28/2011

William Koehler	12,500			3.80	7/22/2003	7/22/2008
	50,000			0.50	2/23/2005	2/22/2010
	50,000			1.08	9/1/2005	9/1/2010
	290,000			1.08	9/1/2006	9/1/2010
	600,000			0.60	8/1/2006	8/1/2011
	50,000			0.60	9/1/2006	8/1/2011
	50,000			0.60	10/1/2006	8/1/2011
	50,000			0.60	11/1/2006	8/1/2011
	50,000			0.60	12/1/2006	8/1/2011
		50,000		0.60	1/1/2007	8/1/2011
		50,000		0.60	2/1/2007	8/1/2011
		50,000		0.60	3/1/2007	8/1/2011
		50,000		0.60	4/1/2007	8/1/2011
		50,000		0.60	5/1/2007	8/1/2011
		50,000		0.60	6/1/2007	8/1/2011
		50,000		0.60	7/1/2007	8/1/2011
		50,000		0.60	8/1/2007	8/1/2011

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Continued

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Vest Date	Option Expiration Date

Stephen Sperco	600,000			0.95	12/31/2006	12/31/2011
		25,000		0.95	1/1/2007	12/31/2011
		25,000		0.95	2/1/2007	12/31/2011
		25,000		0.95	3/1/2007	12/31/2011
		25,000		0.95	4/1/2007	12/31/2011
		25,000		0.95	5/1/2007	12/31/2011
		25,000		0.95	6/1/2007	12/31/2011
		25,000		0.95	7/1/2007	12/31/2011
		25,000		0.95	8/1/2007	12/31/2011
		25,000		0.95	9/1/2007	12/31/2011
		25,000		0.95	10/1/2007	12/31/2011
		25,000		0.95	11/1/2007	12/31/2011
		25,000		0.95	12/1/2007	12/31/2011
		25,000		0.95	1/1/2008	12/31/2011
		25,000		0.95	2/1/2008	12/31/2011
		25,000		0.95	3/1/2008	12/31/2011
		25,000		0.95	4/1/2008	12/31/2011
		25,000		0.95	5/1/2008	12/31/2011
		25,000		0.95	6/1/2008	12/31/2011
		25,000		0.95	7/1/2008	12/31/2011
		25,000		0.95	8/1/2008	12/31/2011
		25,000		0.95	9/1/2008	12/31/2011
		25,000		0.95	10/1/2008	12/31/2011
		25,000		0.95	11/1/2008	12/31/2011
		25,000		0.95	12/1/2008	12/31/2011

Charles Leibold	50,000			0.75	6/1/2006	6/1/2011
	25,000			0.75	7/1/2006	6/1/2011
	25,000			0.75	8/1/2006	6/1/2011
	25,000			0.75	9/1/2006	6/1/2011
	25,000			0.75	10/1/2006	6/1/2011
	25,000			0.75	11/1/2006	6/1/2011
	25,000			0.75	12/1/2006	6/1/2011
		25,000		0.75	1/1/2007	6/1/2011
		25,000		0.75	2/1/2007	6/1/2011
		25,000		0.75	3/1/2007	6/1/2011
		25,000		0.75	4/1/2007	6/1/2011
		25,000		0.75	5/1/2007	6/1/2011
		25,000		0.75	6/1/2007	6/1/2011
		25,000		0.75	7/1/2007	6/1/2011
		25,000		0.75	8/1/2007	6/1/2011
		25,000		0.75	9/1/2007	6/1/2011
		25,000		0.75	10/1/2007	6/1/2011
		25,000		0.75	11/1/2007	6/1/2011
		25,000		0.75	12/1/2007	6/1/2011
		25,000		0.75	1/1/2008	6/1/2011
		25,000		0.75	2/1/2008	6/1/2011
		25,000		0.75	3/1/2008	6/1/2011
		25,000		0.75	4/1/2008	6/1/2011

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Continued

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Vest Date	Option Expiration Date

Richard Yee	50,000			0.75	3/1/2006	1/30/2011
	46,600			0.75	9/1/2006	1/30/2011
		225,000		0.75	3/1/2007	1/30/2011
		225,000		0.75	3/1/2008	1/30/2011

Larry Walker	10,417			1.50	9/1/2005	9/1/2010
	10,417			1.50	10/1/2005	9/1/2010
	10,417			1.50	11/1/2005	9/1/2010
	10,417			1.50	12/1/2005	9/1/2010
	10,417			1.50	1/1/2006	9/1/2010
	10,417			1.50	2/1/2006	9/1/2010
	10,417			1.50	3/1/2006	9/1/2010
	10,417			1.50	4/1/2006	9/1/2010
	10,417			1.50	5/1/2006	9/1/2010
	10,417			1.50	6/1/2006	9/1/2010
	10,417			1.50	7/1/2006	9/1/2010
	10,417			1.50	8/1/2006	9/1/2010
	10,417			1.50	9/1/2006	9/1/2010
	10,417			1.50	10/1/2006	9/1/2010
	10,417			1.50	11/1/2006	9/1/2010
	10,417			1.50	12/1/2006	9/1/2010
	100,000			0.60	8/1/2006	8/1/2011
	20,000			0.60	9/1/2006	8/1/2011
	20,000			0.60	10/1/2006	8/1/2011
	20,000			0.60	11/1/2006	8/1/2011
	20,000			0.60	12/1/2006	8/1/2011
		10,417		1.50	1/1/2007	9/1/2010
		10,417		1.50	2/1/2007	9/1/2010
		10,417		1.50	3/1/2007	9/1/2010
		10,417		1.50	4/1/2007	9/1/2010
		10,417		1.50	5/1/2007	9/1/2010
		10,417		1.50	6/1/2007	9/1/2010
		10,417		1.50	7/1/2007	9/1/2010
		10,413		1.50	8/1/2007	9/1/2010
		20,000		0.60	1/1/2007	8/1/2011
		20,000		0.60	2/1/2007	8/1/2011
		20,000		0.60	3/1/2007	8/1/2011
		20,000		0.60	4/1/2007	8/1/2011
		20,000		0.60	5/1/2007	8/1/2011
		20,000		0.60	6/1/2007	8/1/2011
		20,000		0.60	7/1/2007	8/1/2011
		20,000		0.60	8/1/2007	8/1/2011

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of information concerning the number of shares of common stock owned beneficially as of August 15, 2007 which was 14,443,812 shares, by: (i) each person (including any group) known by us to own more than five (5%) of any class of our voting securities, (ii) each of our directors and executive officers, and (iii) our officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

	NAME AND ADDRESS	AMOUNT AND NATURE OF		PERCENT
TITLE OR CLASS	OF BENEFICIAL OWNER	BENEFICIAL OWNERSHIP		OF CLASS (1)

Common Stock	Manfred Sternberg	6,675,768	(2)	34.0%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024

Common Stock	William Koehler	2,697,886	(3)	16.3%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024

Common Stock	Stephen Sperco	9,820,250	(4)	41.5%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024

Common Stock	Dale Geary	25,000	(5)	0.2%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024

Common Stock	Charles Leibold	600,000	(6)	4.0%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024

Common Stock	Richard Yee	546,600	(7)	3.6%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024

Common Stock	Robert Davis	2,781,408	(8)	17.8%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024

Common Stock	The Chase Family Trust	1,316,041	(9)	8.7%
	1842 Baldwin Way
	Marietta, Georgia 30068

Common Stock	Greg J. Micek	956,750	(10)	6.3%
	6339 Buffalo Speedway
	Houston, Texas 77005

All executive officers and directors - 6 persons		20,365,504	(11)	63.4%

(1) The percentage of beneficial ownership of Common Stock is based on 14,443,812 shares of Common Stock outstanding as of August 15, 2007 and includes all shares of Common Stock issuable upon the exercise of outstanding options, warrants or conversion of preferred shares to purchase Common Stock.

(2) Of the 6,675,768 shares benefically owned by Mr. Sternberg: (i) 820,279 are common shares owned directly by Mr. Sternberg, (ii) 683,589 are common shares owned indirectly by Mr. Sternberg, and (iii) 5,171,900 are common shares issuable upon the exercise of options and warrants.

(3) Of the 2,697,886 shares benefically owned by Mr. Koehler: (i) 545,386 are common shares owned directly by Mr. Koehler, and (ii) 2,152,500 are common shares issuable upon the exercise of options and warrants.

(4) Of the 9,820,250 shares benefically owned by Mr. Sperco: (i) 206,750 are common shares owned directly by Mr. Sperco, (ii) 413,500 are common shares owned indirectly by Mr. Sperco, (iii) 8,000,000 are common shares issuable upon the exercise of options and warrants, and (iv) 1,200,000 are common shares issuable upon the conversion of preferred shares.

(5) Of the 25,000 shares benefically owned by Mr. Geary all are common shares issuable upon the exercise of warrants.

(6) Of the 600,000 shares benefically owned by Mr. Leibold all are common shares issuable upon the exercise of options.

(7) Of the 546,600 shares benefically owned by Mr. Yee all are common shares issuable upon the exercise of options.

(8) Of the 2,781,408 shares benefically owned by Mr. Davis: (i) 35,023 are common shares owned directly by Mr. Davis, (ii) 1,546,205 are common shares owned indirectly by Mr. Davis, and (iii) 1,200,180 are common shares issuable upon the exercise of options and warrants.

(9) Of the 1,316,041 shares benefically owned by The Chase Family Trust: (i) 621,041 are common shares owned directly by The Chase Family Trust, and (ii) 695,000 are common shares issuable upon the exercise of  warrants.

(10) Of the 956,750 shares benefically owned by Mr. Micek: (i) 206,750 are common shares owned directly by Mr. Micek, (ii) 100,000 are common shares owned indirectly by Mr. Micek, and (iii) 650,000 are common shares issuable upon the exercise of options and warrants.

(11) Includes shares, options, warrants and preferred convertible shares owned by these persons.

We are not aware of any arrangements that could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During 2006, the Company entered into a line of credit agreement with each of two related parties, our CEO Manfred Sternberg and our President William Koehler, for Bluegate to borrow up to $500,000 each. The notes are due upon demand. The largest amount of principal outstanding during 2006 payable to the CEO and President was $277,075 and $238,162, respectively. The amount of principal payments during 2006 to the CEO and President was $538,619 and $223,971, respectively. As of December 31, 2006, the Company had an outstanding balance payable of $80,264 and $41,910 to our CEO and President, respectively. As of March 2, 2007, the Company had an outstanding balance payable of $132,000 and $91,000 to our CEO and President, respectively. During the year ended December 31, 2006, the Company incurred interest expense on the above related party debt of $34,581. During 2006, the interest rates on the underlying credit cards used for the business ranged from 7.35% to 29.99%.

In November 2006 we issued 222,000 shares of stock, warrants for 222,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 111,000 shares of our common stock at an exercise price of $1.00 per share, for conversion of related party debt of our CEO Manfred Sternberg totaling $111,000. The warrants vest immediately and expire in November 2011.

In November 2006 we issued 200,000 shares of stock, warrants for 200,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 100,000 shares of our common stock at an exercise price of $1.00 per share, for conversion of related party debt of our President William Koehler totaling $100,000. The warrants vest immediately and expire in November 2011.

During 2006, the Company incurred $40,000 of consulting services from Sperco Associates, Inc. relating to Telecommunications and Information Technology (IT) systems. Effective December 31, 2006 Stephen Sperco, the founder and President of Sperco Associates, Inc., was appointed Bluegate’s Chief Operations Officer.

Effective April 2, 2007, the following Bluegate appointments were made: Stephen Sperco - Chief Executive Officer, Manfred Sternberg – Chief Strategy Officer and William Koehler – President and Chief Operating Officer.

In June 2007 Bluegate's board of directors approved the issuance of 48 shares of Series C voting convertible non-redeemable preferred stock with a par value of $0.001 per share and a liquidation value of $12,500 per share. Each share of Series C convertible preferred stock may be converted, at the option of the shareholder, into 25,000 shares of common stock or a total of 1,200,000 shares of common stock. Each share of preferred stock has 15 times the number of votes its conversion-equivalent number of shares of common stock, or 375,000 votes per share of preferred stock. The 48 shares of preferred stock will have an aggregate of 18 million votes.

Effective June 28, 2007, we sold 8 shares of Series C preferred stock for $100,000 in cash to SAI Corporation ("SAI"), a corporation controlled by Stephen Sperco ("Sperco"). We also granted to SAI warrants to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012. On the same day we sold 40 shares of Series C preferred stock for $500,000 in cash to Sperco. We also granted to Sperco warrants to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012. Mr. Sperco is our CEO and a director.

As a result of his purchase of Series C Preferred Stock described above, and his previously acquired stock and warrants, Mr. Sperco, our CEO and a Director, beneficially owns 42% of our common stock without taking into account the super voting power of the Preferred stock, and 67% when taking into account the super voting power of the Preferred Stock. Mr. Sperco and a company he controls, SAI Corporation, paid cash from their own funds to purchase the Preferred Stock. One of the conditions of Mr. Sperco's purchase of the Preferred Stock was that both he and Dale Geary be appointed as Directors. Continuing as Directors are Manfred Sternberg, and William Koehler. We have increased the size of our Board of Directors to consist of five Directors, one of which positions is now vacant.

In July 2007, Manfred Sternberg, a Director, gave us $200,000 in cash for the purchase of 400,000 shares of common stock at a purchase price of $0.50 per share and for the purchase of 1,000,000 warrants to purchase common stock at an exercise price of $0.17 per share expiring in July 2012.

In July 2007, William Koehler, a Director, gave us $50,000 in cash for the purchase of 100,000 shares of common stock at a purchase price of $0.50 per share and for the purchase of 250,000 warrants to purchase common stock at an exercise price of $0.17 per share expiring in July 2012.

In July 2007, Albert Koehler, the brother of William Koehler, gave us $50,000 in cash for the purchase of 100,000 shares of common stock at a purchase price of $0.50 per share and for the purchase of 250,000 warrants to purchase common stock at an exercise price of $0.17 per share expiring in July 2012.

In the past, we sold unregistered securities that had registration rights. As of August 3, 2007, we had not filed a registration statement for those shares. As liquidated damages for our failure to file a registration statement for those shares, we issued a total of 155,143 shares of common stock to those investors on August 3, 2007. Among those investors were four affiliates who received the following amounts of stock as liquidated damages: 13,500 shares to SAI Corporation; 6,750 shares to Stephen Sperco; 7,493 shares to Manfred Sternberg; 6,750 shares to William Koehler.

DIRECTOR INDEPENDENCE

The Company’s Board of Directors consist of five Directors, of which one position is now vacant. The four current members of the Board are Stephen Sperco, Manfred Sternberg, William Koehler and Dale Geary. Stephen Sperco is the Company’s Chief Executive Officer, Manfred Sternberg is the Company’s Chief Strategy Officer and William Koehler is the Company’s President and Chief Operating Officer. Dale Geary is an independent director.

In March 2005, our Board adopted our Audit Committee Charter (the "Charter") which established our Audit Committee.  The Board of Directors selected Gilbert Gertner, an independent Director, to be on the Audit Committee at that time. In June 2007, Mr. Gertner resigned as a director. We are currently pursuing the recruitment of an independent director who is also a financial expert to serve on our Board and Audit Committee. At the present time, there are no members of the Audit Committee and therefore, the Board acts as a committee of the whole as the Audit Committee. We have no other committees of the Board.

DESCRIPTION OF SECURITIES

The holders of shares of our common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. If we are required to go into liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities and preferred stock. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive rights. Holders of common stock are entitled to dividends as declared by the board of directors out of funds legally available. The outstanding common stock is validly issued and non-assessable.

As of August 13, 2007, we had 14,443,812 shares outstanding of which 12,222,850 shares were restricted shares. Of the restricted shares, 7,205,715 shares are more than one year old and may be sold pursuant to Rule 144.

THE PENNY STOCK RULES

Our securities may be considered a penny stock. Penny stocks generally are securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent disclosing recent price information on the limited market in penny stocks. The "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The penny stock restrictions will not apply to our securities when our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder, the number of shares of common stock offered by each Selling Stockholder, the number of shares of common stock to be owned by each Selling Stockholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by each Selling Stockholder if all shares are sold in this the offering.  The shares of common stock being offered hereby are being registered to permit public secondary trading and the Selling Stockholders may offer all, none or a portion of the shares for resale from time to time.

Name Of Selling Stockholder (1)	Shares	Shares	Shares	Percentage
	Owned	Offered	Owned	Owned
	Before	For	After	After
	Offering	Sale	Offering If	Offering If
			All Offered	All Offered
			Shares	Shares
			Are	Are
			Sold (2)	Sold (2)

Manfred Sternberg (3)	5,308,315	5,308,315	0	0%
Manfred D. Sternberg & Associates PC (4)	617,188	617,188	0	0%
Five Star Mountain LP (4)	286,995	286,995	0	0%
Manfred Sternberg Jr. Cust For Maggie Sternberg (5)	110,000	110,000	0	0%
Manfred Sternberg Jr. Cust For Max Sternberg (5)	110,000	110,000	0	0%
William Koehler (6)	2,697,886	2,697,886	0	0%
Albert Koehler (7)	654,050	654,050	0	0%
Albert M. Koehler, Sr. (7)	88,143	88,143	0	0%
Robert Davis (8)	35,023	35,023	0	0%
Madred Partners Ltd (9)	1,274,205	1,274,205	0	0%
Altitude Partners (9)	1,000,000	1,000,000	0	0%
MPH Production Company Inc. (9)	80,000	80,000	0	0%
Catherine Margaret Davis (10)	110,000	110,000	0	0%
Virginia Harper Davis (10)	110,000	110,000	0	0%
Sarah Beth Davis (10)	110,000	110,000	0	0%
Stephen J. Sperco (11)	7,606,750	7,606,750	0	0%
SAI Corporation (12)	2,213,500	2,213,500	0	0%
A. T. Sperco (13)	25,000	25,000	0	0%
Charles E. Leibold (14)	600,000	600,000	0	0%
Larry Walker (15)	603,692	603,692	0	0%
David A. Draper (16)	237,503	237,503	0	0%
Richard Yee (17)	321,600	321,600	0	0%
Don Corley (18)	268,150	268,150	0	0%
Gilbert Gertner (19)	362,500	362,500	0	0%
The Chase Family Trust (20)	1,118,041	1,118,041	0	0%
Andrew Patrick Chase (21)	151,350	151,350	0	0%
Samuel M. Chase, III (21)	151,350	151,350	0	0%
Gregory J. Micek (22)	956,750	956,750	0	0%
John J. Micek, Jr. (23)	603,375	603,375	0	0%
Anna Louise Micek (23)	353,375	353,375	0	0%
Laura Micek & Shun Kwong (23)	200,000	200,000	0	0%
Reece & Jenny Micek (23)	100,000	100,000	0	0%
Jeff Olexa (24)	330,045	330,045	0	0%
Dale Geary (25)	25,000	25,000	0	0%
John Geary (26)	25,000	25,000	0	0%
Joel Seidner (27)	57,416	57,416	0	0%
Dorothy T. Nicholson d/b/a Nicholson Interests	625,281	625,281	0	0%
Icon Capital Partners, LP	608,100	608,100	0	0%
David Ray Bartula	506,750	506,750	0	0%
L. Cullen and Patricia A. Moore	506,750	506,750	0	0%
Jean & Amy Frizzell	506,750	506,750	0	0%
The Nutmeg Group LLC	456,075	456,075	0	0%
George Speaks	422,825	422,825	0	0%
Trilliant Corporation	419,753	419,753	0	0%
The Styles Company	375,000	375,000	0	0%
Lee W. Slade	312,641	312,641	0	0%
Martin Ostroff	312,641	312,641	0	0%
John E. Kemper	304,050	304,050	0	0%
Olympia LLC	304,050	304,050	0	0%
Katmas Investments GP Inc. d/b/a Wallstreet Texas	304,050	304,050	0	0%
Platinum Partners	300,000	300,000	0	0%
Herbert Arnold Duke	247,463	247,463	0	0%
Joseph P. Gutkowski	240,000	240,000	0	0%
Dana Kirkpatrick	213,250	213,250	0	0%
Alex Bitoun	204,376	204,376	0	0%
David Schuller	202,700	202,700	0	0%
Lewis Opportunity Fund	200,000	200,000	0	0%
Michael McDonald	183,750	183,750	0	0%
Diablo Consultants	182,750	182,750	0	0%
Lynne Randall	179,268	179,268	0	0%
Bruno Loviat	175,470	175,470	0	0%
Bernie Milligan	170,000	170,000	0	0%
Barry Goldstein	164,976	164,976	0	0%
Glenn Murer	164,976	164,976	0	0%
Chad Follmer	152,025	152,025	0	0%

Name Of Selling Stockholder (1)	Shares	Shares	Shares	Percentage
	Owned	Offered	Owned	Owned
	Before	For	After	After
	Offering	Sale	Offering If	Offering If
			All Offered	All Offered
			Shares	Shares
			Are	Are
			Sold (2)	Sold (2)

David D. Wood	152,025	152,025	0	0%
Joe Koshy	152,025	152,025	0	0%
Teddy Aven	152,025	152,025	0	0%
Mark Krakowski	148,488	148,488	0	0%
Reginald Wells	128,541	128,541	0	0%
Teddy & Frances Aven	106,250	106,250	0	0%
George T. Sharp	100,000	100,000	0	0%
John R. Werner	101,350	101,350	0	0%
Lisa Thompson	101,350	101,350	0	0%
Raymond A. Bartula	101,350	101,350	0	0%
Elissa & Clay McCollor	100,000	100,000	0	0%
Joseph Noel	100,000	100,000	0	0%
Joe B. Wolfe (28)	97,768	97,768	0	0%
Eric Kelly	94,499	94,499	0	0%
Richard Hasenmyer	94,180	94,180	0	0%
Christopher Hett	82,488	82,488	0	0%
F&J Partnership	82,488	82,488	0	0%
Frederick Wedell	82,488	82,488	0	0%
James R. Echols Sr	82,488	82,488	0	0%
John O'Shea (28)	82,488	82,488	0	0%
Operation Dogbone	82,488	82,488	0	0%
W. Cobb Hazelrig	82,488	82,488	0	0%
Wayne O'Neill	78,161	78,161	0	0%
Jimmy Riggle	66,300	66,300	0	0%
Richard Louise (28)	59,589	59,589	0	0%
Roberto Mora-Ramos	59,314	59,314	0	0%
Charles Christopher Caldwell	52,107	52,107	0	0%
Darren Bartula	50,675	50,675	0	0%
Thomas Buehler (28)	50,000	50,000	0	0%
Leah Fearmonti	50,000	50,000	0	0%
Lisa Anderson-Williams	50,000	50,000	0	0%
Jon Dangar (28)	44,587	44,587	0	0%
William Pritchard	41,244	41,244	0	0%
Randall W. Heinrich	34,000	34,000	0	0%
Andy Martin (28)	32,400	32,400	0	0%
Westminster Securities Corporation (28)	32,000	32,000	0	0%
Jeff Casinger	31,827	31,827	0	0%
Dr. Ed Zabrek	30,000	30,000	0	0%
Sherri Poole	25,000	25,000	0	0%
Scott Bowman (28)	22,293	22,293	0	0%
Marc Bitoun	18,461	18,461	0	0%
Adam Cabibi (28)	17,850	17,850	0	0%
Miranda Weaver	16,650	16,650	0	0%
Dr. Paul Handel	15,000	15,000	0	0%
Dr. Thomas Garcia	15,000	15,000	0	0%
Dr. William Gilmer	15,000	15,000	0	0%
Teton Investment Partners LLC (28)	14,000	14,000	0	0%
Paul J. Alar (28)	14,000	14,000	0	0%
Hilda Sepulveda	12,550	12,550	0	0%
Larry King	11,550	11,550	0	0%
Brushard Higgins	10,350	10,350	0	0%
Albert F Vickers	10,313	10,313	0	0%
Dr. Kim Dunn	10,000	10,000	0	0%
Brian Smith	8,250	8,250	0	0%
Rodney Shelton	7,700	7,700	0	0%
Brandon Green	7,500	7,500	0	0%
Deborah Dixon	6,000	6,000	0	0%
Mike Bumgardner	6,059	6,059	0	0%
Barbara Fullerton	5,700	5,700	0	0%
Joe Singleton	5,500	5,500	0	0%
Anita Marin	5,250	5,250	0	0%
Jason Lussier	4,500	4,500	0	0%
Donantonio Williams	4,250	4,250	0	0%
Nate Lewis	4,000	4,000	0	0%
Bryan Emerson (28)	3,600	3,600	0	0%
Angela Clare-Allen	3,250	3,250	0	0%
Shelly Rhoden	3,250	3,250	0	0%
MidSouth Capital Inc. (28)	3,150	3,150	0	0%
Robby Delmenhorst	3,000	3,000	0	0%
Louis Vetrano	2,578	2,578	0	0%
Nick Rinni	2,500	2,500	0	0%

Name Of Selling Stockholder (1)	Shares	Shares	Shares	Percentage
	Owned	Offered	Owned	Owned
	Before	For	After	After
	Offering	Sale	Offering If	Offering If
			All Offered	All Offered
			Shares	Shares
			Are	Are
			Sold (2)	Sold (2)

Corey Olexa	1,950	1,950	0	0%
Kevin Gibbons	902	902	0	0%
James Story	258	258	0	0%
Al Miranda	87	87	0	0%
Ronald Stark	87	87	0	0%

	41,234,731	41,234,731

(1) To the best of our knowledge, no Selling Stockholder has a short position in our common stock. To the best of our knowledge, no Selling Stockholder that is a beneficial owner of any of these shares is a broker-dealer or an affiliate of a broker-dealer, except for Westminster Securities Corporation, John O'Shea, Richard Louise, Joe Wolfe, Jon Dangar, Scott Bowman, Paul Alar, Andy Martin, Teton Investment Partners LLC, Thomas Buehler,  Adam Cabibi, Bryan Emerson and MidSouth Capital Inc. See footnote # 28. Except as set forth below, no Selling Stockholder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. Includes the heirs, successors and assigns of the Selling Stockholders. Upon notification to us from a Selling Stockholder that there is an heir, successor or assign, we will file a prospectus supplement to provide information about such heir, successor or assign.

(2) Assumes no sales are transacted by the Selling Stockholder during the offering period other than in this offering.

(3) Manfred Sternberg is our Chief Strategy Officer and one of our directors.

(4) These entities are either owned or controlled by Manfred Sternberg our Chief Strategy Officer and one of our directors.

(5) These persons are relatives of Manfred Sternberg our Chief Strategy Officer and one of our directors.

(6) William Koehler is our President, COO and one of our directors.

(7) These persons are relatives of William Koehler our President, COO and one of our directors.

(8) Robert Davis was formerly one of our directors.

(9) These entities are either owned or controlled by Robert Davis who was formerly one of our directors.

(10) These persons are relatives of Robert Davis who was formerly one of our directors.

(11) Stephen J. Sperco is our CEO and one of our directors.

(12) This entity is either owned or controlled by Stephen J. Sperco our CEO and one of our directors.

(13) This person is a relative of Stephen J. Sperco our CEO and one of our directors.

(14) Charles E. Leibold is our CFO and Senior Vice President.

(15) Larry Walker is the President of our subsidiary, Trilliant Technology Group, Inc.

(16) David A. Draper was formerly our Senior Vice President of Business Development and Strategy.

(17) Richard Yee is Senior Vice President of Operations.

(18) Don Corley is Vice President of Division Sales.

(19) Gilbert Gertner was formerly one of our directors.

(20) The Chase Family Trust is controlled by the spouse of Samuel M. Chase, Jr. who is affiliated with Masynda Corporation, which was formerly our financial advisor.

(21) These persons are relatives of Samuel M. Chase, Jr. who is affiliated with Masynda Corporation, which was formerly our financial advisor.

(22) Gregory J. Micek was formerly our CFO.

(23) These persons are relatives of Gregory Micek who was formerly our CFO.

(24) Jeff Olexa was formerly our Chief Technology Officer and formerly one of our directors.

(25) Dale Geary is one of our directors.

(26) This person is a relative of Dale Geary one of our directors.

(27) Joel Seidner is the company's outside legal counsel.

(28) These parties are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

The Selling Stockholders (of record ownership and of beneficial ownership) and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders are not required to sell any shares in this offering. There is no assurance that the Selling Stockholders will sell any or all of the common stock in this offering. The Selling Stockholders may use any one or more of the following methods when selling shares:

-	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

-	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

-	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

-	An exchange distribution following the rules of the applicable exchange.

-	Privately negotiated transactions.

-	Short sales or sales of shares not previously owned by the seller.

-	An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share.

-	A combination of any such methods of sale.

-	Any other lawful method.

The Selling Stockholder may also engage in:

-	Short selling against the box, which is making a short sale when the seller already owns the shares.

-	Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.

-	Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date.

-	Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus.

-	Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder.

-
Pledging shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated.  If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated.  We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

If we are notified by a Selling Stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the Registration Statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Stockholder and the broker-dealer.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

1.
On July 15, 2005, we dismissed our former certifying public accountant, Ham, Langston & Brezina, L.L.P. whose reports on our financial statements for the years ended December 31, 2003 and 2004 contained going concern qualifications. During the prior two fiscal years and during the interim period since December 31, 2004, there were no other adverse opinions or disclaimers of opinion, or modifications as to uncertainty, audit scope, or accounting principles by Ham, Langston & Brezina, L.L.P. in those reports. The decision to change accountants was approved by our audit committee of the board of directors. There were no disagreements with the former accountant, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. The former accountant did not advise us: that internal controls necessary to develop reliable financial statements did not exist; or that information has come to the attention of the former accountant which made the accountant unwilling to rely on management's representations, or unwilling to be associated with the financial statements prepared by management; or that the scope of the audit should be expanded significantly, or that information has come to the accountant's attention that the accountant has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements (including information that might preclude the issuance of an unqualified audit report), and the issue was not resolved to the accountant's satisfaction prior to its resignation or dismissal. We have authorized the former accountant to respond fully to the inquiries of the successor accountant concerning the subject matter of each of such disagreements, if any, or events.

2.
On July 15, 2005, we engaged Malone & Bailey, PC, Certified Public Accountants. We did not consult the new accountant regarding: the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements and neither written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or any matter that was the subject of a disagreement or event identified in response to paragraph 1 above.

3.
We provided the disclosure contained herein to the former accountant. The former accountant provided a letter addressed to the Commission stating that it agrees with the statements with respect to itself made by us.

LEGAL PROCEEDINGS

None.

INTEREST OF NAMED EXPERTS AND COUNSEL

Joel Seidner, Esq., Attorney At Law, 880 Tully Road #50, Houston, Texas 77079 Tel. (281) 493-1311, has acted as our legal counsel for this offering. The validity of the shares offered by this prospectus has been passed upon for us by Mr. Seidner. Mr. Seidner owns 8,126 shares of our common stock.

Our consolidated balance sheets as of December 31, 2006 and 2005 and the consolidated statements of operations, stockholders' deficit, and cash flows, for the two years then ended, have been included in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of MALONE & BAILEY, PC, an Independent Registered Public Accounting Firm, given on the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Nevada Revised Statutes Section 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or, (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Articles of Incorporation at Article VIII provides that the Corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Our Bylaws at Article X provide that the: The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Any indemnification under this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. Expenses (including attorneys' fees) incurred by an officer or director in defending in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under this Article. For purposes of this section references to "the Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in this Article or elsewhere in these Bylaws, shall operate to indemnify any director or officer if such indemnification is contrary to law, either as a matter of public policy, or under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable state or Federal law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

BLUEGATE CORPORATION
__________

CONSOLIDATED FINANCIAL STATEMENTS
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

BLUEGATE CORPORATION
TABLE OF CONTENTS
__________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To   the Board of Directors
Bluegate Corporation
Houston, Texas

We have audited the accompanying consolidated balance sheets of Bluegate Corporation, (“Bluegate”) as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the two years then ended. These consolidated financial statements are the responsibility of Bluegate’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegate as of December 31, 2006 and 2005 and the consolidated results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Bluegate will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Bluegate has negative working capital and suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

March 12, 2007

BLUEGATE CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$256,121	$27,791
Accounts receivable, net	280,353	365,131
Inventory	15,652	-
Prepaid expenses and other	33,295	46,809
Total current assets	585,421	439,731
Property and equipment, net	92,033	106,157
Goodwill	-	83,202
Intangibles, net	12,301	25,912
Total assets	$689,755	$655,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Convertible notes payable, net of unamortized discount of -0- and $242,316 at December 31, 2006 and 2005, respectively	$-	$257,684
Note payable	12,800	12,800
Notes payable to related parties	122,174	25,000
Bank line of credit payable	44,590	-
Accounts payable	296,567	491,337
Accrued liabilities	85,626	174,674
Deferred revenue	1,189,236	404,553
Total current liabilities	1,750,993	1,366,048

Commitments and contingencies	-	-

Stockholders’ deficit:
Series A Convertible Non-Redeemable Preferred stock, $.001 par value, 20,000,000 shares authorized, -0- and 110.242 issued and outstanding at December 31, 2006 and 2005, respectively; $5,000 per share liquidation preference ($551,210 aggregate liquidation preference at December 31, 2005)	-	-
Series B Convertible Non-Redeemable Preferred stock, $.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.001 par value, 50,000,000 shares authorized, 12,130,311 and 6,332,376 shares issued and outstanding at December 31, 2006 and 2005, respectively	12,130	6,332
Additional paid-in capital	19,627,159	10,841,189
Subscription receivable	-	(15,007)
Deferred compensation	-	(34,592)
Accumulated deficit	(20,700,527)	(11,508,968)
Total stockholders’ deficit	(1,061,238)	(711,046)
Total liabilities and stockholders’ deficit	$689,755	$655,002

The accompanying notes are an integral
part of these consolidated financial statements.

BLUEGATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDING DECEMBER 31, 2006 AND 2005

	2006	2005

Service revenue	$3,707,908	$2,493,343

Cost of services	1,742,420	1,110,382
Gross profit	1,965,488	1,382,961

Selling, general and administrative expenses	3,902,681	3,328,259
Compensation expense	5,910,558	1,216,368
Bad debt expense	-	203,105
Goodwill impairment	113,021	-
Loss from operations	(7,960,772)	(3,364,771)
Gain (loss) on debt extinguishment	(472,952)	490,786
Loss on conversion of notes payable to common stock	-	(892,882)
Interest expense	(771,916)	(381,223)

Other income (expense)	14,081	(17,301)

Net loss	$(9,191,559)	$(4,165,391)

Basic and diluted loss per common share:	$(1.04)	$(0.90)

Weighted average shares outstanding	8,829,250	4,608,938

The accompanying notes are an integral
part of these consolidated financial statements.

BLUEGATE CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

					ADDITIONAL
	COMMON STOCK		PREFERRED STOCK		PAID-IN	SUBSCRIPTION	DEFERRED	ACCUMULATED
	SHARES	CAPITAL	SHARES	CAPITAL	CAPITAL	RECEIVABLE	COMPENSATION	DEFICIT	TOTAL

Balance at December 31, 2004	2,548,809	$2,549	111	$-	$6,184,450	$(11,141)	$-	$(7,343,577)	$(1,167,719)

Issuance of common stock for cash	1,492,067	1,492	-	-	704,852	(8,000)	-	-	698,344

Conversion of notes payable and accrued interest for common stock and stock warrants	1,208,618	1,209	-	-	1,569,879	-	-	-	1,571,088

Issuance of common stock for services	824,574	824	-	-	637,908	-	-	-	638,732

Issuance of common stock for acquisition	258,308	258	-	-	180,558	-	-	-	180,816

Receipt of cash for subscription receivable	-	-	-	-	-	4,134	-	-	4,134

Stock options and warrants issued for services	-	-	-	-	1,037,254	-	(34,592)	-	1,002,662

Discount upon issuance of convertible notes payable	-	-	-	-	526,288	-	-	-	526,288

Net loss	-	-	-	-	-	-	-	(4,165,391)	(4,165,391)

Balance at December 31, 2005	6,332,376	$6,332	111	$-	$10,841,189	$(15,007)	(34,592)	(11,508,968)	(711,046)

Issuance of common stock and warrants for cash	2,673,333	2,673	-	-	1,467,327	-	-	-	1,470,000

Conversion of preferred stock for common stock	1,418,681	1,419	(111)	-	(1,419)	-	-	-	-

Issuance of common stock for services	353,847	354	-	-	202,556	-	-	-	202,910

Contingent shares issued for Trilliant acquisition accounted for as:
-goodwill	40,296	40	-	-	29,779	-	-	-	29,819
-compensation	367,111	367	-	-	271,295	-	-	-	271,662

Write off of subscription receivable	-	-	-	-	-	15,007	-	-	15,007

Stock options and warrants issued for services	-	-	-	-	4,376,528	-	34,592	-	4,411,120

Conversion of note payable and accrued interest for common stock	66,000	66	-	-	32,934	-	-	-	33,000

Conversion of related party debt for common stock and warrants	422,000	422	-	-	1,042,185	-	-	-	1,042,607

Issuance of common stock and warrants for the extinguishment of debt	240,000	240	-	-	592,712	-	-	-	592,952

Debt discount from warrants issued with note payable	-	-	-	-	29,484	-	-	-	29,484

Issuance of common stock warrants for extension of repayment	-	-	-	-	392,063	-	-	-	392,063

Issuance of common stock and warrants for registration rights extension	216,667	217	-	-	350,526	-	-	-	350,743

Net loss	-	-	-	-	-	-	-	(9,191,559)	(9,191,559)

Balance at December 31, 2006	12,130,311	$12,130	-	$-	$19,627,159	$-	$-	$(20,700,527)	$(1,061,238)

The accompanying notes are an integral part of these consolidated financial statements.

BLUEGATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDING ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(9,191,559)	$(4,165,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	271,800	357,684
Depreciation and amortization	86,142	81,141
Common stock and warrants issued for registration rights extension	350,743	-
Bad debt expense	-	203,105
Common stock issued for services	202,910	638,733
Common stock options and warrants issued for services	4,411,120	1,002,661
Common stock warrants issued for extension of note repayment	392,063	-
Contingent shares issued for Trilliant acquisition accounted for as compensation	271,662	-
Common stock and warrants issued for settlement of related party debt	831,607	-
Goodwill impairment loss	113,021	-
Write-off of subscription receivable	15,007	-
Loss on conversion of notes payable	-	892,882
Loss (gain) on debt extinguishment	472,952	(490,786)
Changes in operating assets and liabilities:
Accounts receivable	84,777	(204,789)
Prepaid expenses and other current assets	(34,138)	5,876
Accounts payable and accrued liabilities	(102,154)	519,651
Deferred revenue	784,683	187,480
Other assets	-	(2,158)

Net cash used in operating activities	(1,039,364)	(973,911)

Cash flows from investing activities:
Acquisition of Trilliant Corporation assets	-	(161,034)
Payment received on note receivable	32,000	20,768
Purchase of shares for long term investment	-	(30,000)
Purchase of property and equipment	(58,409)	(51,886)

Net cash used in investing activities	(26,409)	(222,152)

Cash flows from financing activities:
Change in bank overdraft	-	(9,620)
Proceeds from related party short term debt	1,006,102	25,000
Payments on related party short term debt	(759,589)	(34,000)
Net change in bank line of credit	44,590	-
Proceeds from note payable	100,000	536,288
Repayment of note payable	(100,000)	-
Payments of convertible notes payable	(467,000)	-
Proceeds from subscription receivable	-	4,134
Common stock and warrants issued for cash	1,470,000	698,344

Net cash provided by financing activities	1,294,103	1,220,146
Net increase in cash and cash equivalents	228,330	24,083
Cash and cash equivalents at beginning of period	27,791	3,708
Cash and cash equivalents at end of period	$256,121	$27,791

The accompanying notes are an integral part of these consolidated financial statements.

BLUEGATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Continued)

	2006	2005
Non Cash Transactions:

Conversion of preferred stock for common stock	1,419	-
Contingent shares issued for Trilliant acquisition accounted for as goodwill	29,819	-
Debt discount from warrants issued with note payable	29,484	-
Issuance of common stock for conversion of notes payable and accrued interest	33,000	100,000
Issuance of common stock and common stock equivalents for conversion of related party notes payable	211,000	355,018
Issuance of common stock and common stock equivalents for the extinguishment of debt	120,000	-
Issuance of common stock and common stock equivalents for conversion of accrued interest	-	68,891
Issuance of common stock and common stock equivalents for conversion of related party accounts payable	-	154,297
Issuance of common stock for acquisition	-	180,816
Discount upon issuance of convertible notes payable	-	526,288
Nationwide settlement:
Accounts receivable	-	122,429
Accounts payable	-	151,949
Notes receivable	-	128,230
Supplemental information:
Cash paid for interest	137,538	106,705
Cash paid for taxes	-	-

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
__________

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Bluegate Corporation (the “Company") is a Nevada Corporation that provides IT consulting, outsourcing, systems integration, applications development and managed security solutions for the health care industry. Our systems integration and managed security group enables secure, Health Insurance Portability and Accountability Act of 1996 compliant data communication between hospitals, medical facilities and physician practices from all locations via our Bluegate Medical Grade Network®.

The  Company  was  originally  incorporated  as  Solis Communications, Inc. on  July  23,  2001  and    adopted a name  change  to  Crescent Communications Inc. upon completion of a reverse acquisition of Berens Industries, Inc. In 2004, we changed our name to Bluegate Corporation.

Following is a summary of the Company's significant accounting policies:

SIGNIFICANT ESTIMATES

The preparation of consolidated  financial statements in conformity with accounting principles generally  accepted in the United States of America requires management to make estimates and assumptions that affect the reported  amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of  the consolidated  financial statements and the reported amounts of revenues and expenses during the periods.  Actual results could differ from estimates making it reasonably possible that a change in the estimates could occur in the near term.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its 100% owned subsidiary, Trilliant Technology Group, Inc., after elimination of all significant intercompany accounts and transactions.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased, to be cash equivalents.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are amounts due on sales, are unsecured and are carried at their estimated collectible amounts. Credit is generally extended on a short-term basis; thus accounts receivable do not bear interest although a finance charge may be applied to such receivables that are more than thirty days past due. Accounts receivable are periodically evaluated for collectibility based on past credit history with clients. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions. Accounts receivable are not collateralized.

INVENTORY

Inventory is valued at the lower of cost or market. The cost is determined by using the actual amount paid to acquire the items.

PROPERTY AND EQUIPMENT

Property  and  equipment  is  recorded  at  cost  and  depreciated  on  the straight-line method over the estimated useful lives of the various classes of  depreciable  property  as  follows:

Furniture and equipment	5-7 years
Telecommunications networks	5 years
Computer equipment	3 years

Expenditures for normal repairs and maintenance are charged to expense as incurred.  The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

INTANGIBLES

Intangibles are recorded at cost and amortized on the straight-line method over an estimated useful life of three years. Goodwill is reviewed annually and based upon an evaluation performed by a third party, an impairment write-down of  goodwill totaling $113,021 was recorded at December 31, 2006.

IMPAIRMENT OF LONG-LIVED ASSETS

In  the  event  facts  and  circumstances  indicate the carrying value of a long-lived asset,  including  associated  intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash  flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

INCOME TAXES

The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are  recorded  to  reflect  the tax consequences on future years of temporary differences between the tax basis of  assets  and  liabilities  and  their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

STOCK-BASED COMPENSATION

Financial  Accounting  Standard  No.  123, “Accounting for Stock-Based Compensation" established financial accounting and reporting standards for stock-based employee compensation plans. It defines a fair value based  method of accounting for an employee stock option or similar  equity instrument. In January 2006, Bluegate implemented SFAS No. 123R, and accordingly, Bluegate accounts for compensation cost for stock option plans in accordance with SFAS No. 123R.

During 2005, Bluegate applied APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in Bluegate’s financial statements for stock options under any of the stock plans which on the date of grant the exercise price per share was equal to or exceeded the fair value per share.  However, compensation cost has been recognized for warrants and options granted to non-employees for services provided. The following table illustrates the effect on net loss and net loss per share if Bluegate had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation during 2005.

Year Ended
December 31, 2005

Net loss attributable to common shareholders as reported	$(4,165,391)
Stock based employee compensation included in reported net loss	268,407
Total stock-based employee compensation expense determined under fair value based method for all options	(1,268,276)
Pro forma net loss	$(5,165,260)

Basic and diluted loss per share
As reported:
Net loss	$(0.90)
Pro forma:
Net loss	(1.12)

Weighted average shares outstanding:	4,608,938

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

Additionally, SFAS 123R requires expensing the fair value of unvested stock options previously deferred under APB 25 at the adoption date of SFAS 123R. The transitional effect of this provision of SFAS 123R resulted in the expensing of $34,592 of deferred compensation which represented the unvested portion of the intrinsic value of options granted in 2005 and the expensing of the remaining fair value of the unvested portion of stock options as they vest, of $874,452 and $361,040 of compensation expense in 2006 and 2007, respectively. SFAS 123R also will require us to change the classification of certain tax benefits from share-based compensation deductions to financing rather than operating cash flows. Prior periods were not restated as a result of this accounting change.

REVENUE RECOGNITION

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured.

Revenue from services are recognized based upon contractually determined monthly service charges to individual customers and as work is performed. Telecommunications services are billed in advance and, accordingly, revenues are deferred until the period in which the services are provided. At December 31, 2006 and 2005, deferred service revenue was $1,189,236 and $404,553, respectively.

LOSS PER SHARE
Basic  and  diluted  net  loss  per  share  is computed on the basis of the weighted  average  number of shares of common stock outstanding during each period. Potentially dilutive options that was outstanding during 2006 and 2005  were  not considered in the calculation of diluted earnings per share because  the  Company's  net  loss  rendered  their  impact  anti-dilutive. Accordingly, basic and diluted losses per share were identical for the years ended December 31, 2006 and 2005.

RECLASSIFICATIONS

We have reclassified certain prior-year amounts to conform to the current year’s presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Bluegate does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on Bluegate’s results of operations, financial position or cash flow.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

2.	GOING CONCERN CONSIDERATIONS

During 2006 and 2005, the Company was unable to generate cash flows sufficient to support its operations and has been dependent on debt and equity raised from qualified individual investors. The Company experienced negative financial results as follows:

	2006	2005
Net loss	$(9,191,559)	$(4,165,391)
Negative cash flow from operations	(1,039,364)	(973,911)
Negative working capital	(1,165,572)	(926,317)
Stockholders’ deficit	(1,061,238)	(711,046)

These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has supported current operations by: 1) raising additional operating cash through private placements of its common stock, 2) issuing debt and debt convertible to common stock to certain key stockholders and 3) issuing stock and options as compensation to certain employees and vendors in lieu of cash payments.

These steps have provided the Company with the cash flows to continue its business plan, but have not resulted in significant improvement in the Company's financial position. Management is considering alternatives to address its cash flow situation that include:

-	Raising capital through additional sale of its common and preferred stock and/or debt securities.
-	Merging the Company with another business that compliments current activities.
-
Reducing cash operating expenses to levels that are in line with current revenues. Reductions can be achieved through the issuance of additional common shares of the Company's stock in lieu of cash payments to employees  or  vendors.

These alternatives could result in substantial dilution of existing stockholders. There can be no assurances that the Company's current financial position can be improved, that it can raise additional working capital or that  it  can achieve positive cash flows from operations. The Company's long-term viability as a going concern is dependent upon the following:

-	The Company's ability to locate sources of debt or equity funding to meet current commitments and near term future requirements.
-	The ability of the Company to achieve profitability and ultimately generate sufficient cash flow from operations to sustain its continuing operations.

The consolidated financial statements do not include any adjustments that might be necessary if Bluegate is unable to continue as a going concern.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

3.	ACQUISITION OF TRILLIANT CORPORATION ASSETS

On September 15, 2005, Bluegate acquired substantially all of the assets and assumed certain ongoing contractual obligations of Trilliant Corporation, a company that provides assessment, design, vendor selection, procurement and project management for large technology initiatives, particularly in the healthcare arena.  The acquisition strengthened Bluegate as a competitor in the technology management industry.  The purchase price consisted of $161,033 in cash and 258,308 shares of Bluegate’s common stock valued at $180,816.  The asset sale and purchase agreement provides for additional consideration of up to 827,160 common shares depending on the acquired business’ revenue over the next two years and royalty payments based on sales over the next two years of certain software acquired.  The estimated fair values of the assets acquired at September 15, 2005 were as follows:

Property and equipment	$17,270
Computer software	41,893
Customer list	28,702
Accounts receivable	170,782
Goodwill	83,202
Total	$341,849

Effective September 30, 2006, in accordance with the asset sale and purchase agreement, 407,407 shares of Bluegate’s common stock valued at $301,481 was issued as additional consideration based upon the acquired business’ revenue calculation after the first year. According to EITF 95-8, “Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination,” whether the contingent shares are accounted for as an adjustment to the purchase price or as compensation for services depends on the agreement. Because the agreement required certain shareholders to remain employees for the term of the earnout, all shares associated with those employees were recorded as compensation expense. Shares issued to non-employees were accounted for as an adjustment to the purchase price. As a result, $29,819 was allocated to goodwill and $271,662 was recorded as an expense.

A third party performed a “Goodwill and Other Intangible Asset” assessment and evaluation as of December 31, 2006, and as a result, an impairment write-down of goodwill totaling $113,021 was recorded at December 31, 2006.

Additional consideration, if any, may be allocated to goodwill upon payment and will be tested periodically for impairment as required by FASB Statement No. 142, “Goodwill and other Intangible Assets.”

The results of this acquisition are included in the consolidated financial statements from the date of acquisition.  Unaudited proforma operating results for Bluegate, assuming the acquisition occurred on January 1, 2005, are as follows:

	2006	2005
Service revenue	$3,707,908	$3,269,078

Net loss	(9,191,559)	(4,006,236)

Net loss per common share	(1.04)	(0.87)

The proforma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the periods presented.  In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved by combining the operations.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

4.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consists of the following at December 31, 2006 and 2005:

	2006	2005

Accounts receivable	$360,055	$483,417
Less allowance for bad debts	79,702	118,286

	$280,353	$365,131

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following at December 31, 2006 and 2005 respectively:

	2006	2005
Computer equipment	$146,872	$96,013
Software	186,078	210,878
Office furniture	60,734	60,734
	393,684	367,625
Less accumulated depreciation	(301,651)	(261,468)
	$92,033	$106,157

Depreciation expense for the years ended December 31, 2006 and 2005 was $52,402 and $78,351, respectively. Depreciation expense is presented in the accompanying statement of operations as cost of services.

6.	INTANGIBLE ASSETS, NET

Intangible assets, net consists of the following at December 31, 2006 and 2005 respectively:

	2006	2005
Customer list	$28,702	$28,702
LTMS & eCast software	32,350	-
	61,052	28,702
Less accumulated amortization	(48,751)	(2,790)
	$12,301	$25,912

Amortization expense for the years ended December 31, 2006 and 2005 was $33,740 and $2,790, respectively. Amortization expense is presented in the accompanying statement of operations as cost of services.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

7.	NOTES PAYABLE

Notes payable at December 31, 2006 and 2005 are summarized below:

	2006	2005
Unsecured convertible notes payable
10% convertible notes payable, dated October 31, 2005, net of discount of -0- and $242,316 at December 31, 2006 and 2005, respectively	$-	$257,684
Total convertible notes payable	$-	$257,684
The carrying value of the convertible notes payable is as follows:

Proceeds from debt issuance	$-	$500,000
Less: Discount related to warrants	-	(236,540)
Discount related to conversion feature	-	(189,748)
Financing costs	-	(73,712)
Add: Discount amortization	-	257,684
	$-	$257,684

Unsecured notes payable
10% note payable due upon demand	$12,800	$12,800
	$12,800	$12,800

Unsecured notes payable to related parties
During 2006, the Company entered into a line of credit agreement with each of two related parties, our CEO Manfred Sternberg and our President William Koehler, for Bluegate to borrow up to $500,000 each. The notes are due upon demand. The largest amount of principal outstanding during 2006 payable to the CEO and President was $277,075 and $238,162, respectively. The amount of principal payments during 2006 to the CEO and President was $538,619 and $223,971, respectively. As of December 31, 2006, the Company had an outstanding balance payable of $80,264 and $41,910 to our CEO and President, respectively. As of March 2, 2007, the Company had an outstanding balance payable of $132,000 and $91,000 to our CEO and President, respectively. During the year ended December 31, 2006, the Company incurred interest expense on the above related party debt of $34,581. During 2006, the interest rates on the underlying credit cards used for the business ranged from 7.35% to 29.99%.

Notes payable to William Koehler due on demand	$41,910	$25,000
Notes payable to Manfred Sternberg due on demand	80,264	-
Total notes payable to related parties	$122,174	$25,000

Unsecured bank line of credit
The Company has a bank line of credit to borrow up to $50,000. As of December 31, 2006, the Company had an outstanding payable balance of $44,590 and an available balance to borrow of $5,410. The interest rate was 10.75% as of December 31, 2006.	$44,590	$-
	$44,590	$-

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

8.        ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31, 2006 and 2005:

	2006	2005
Accrued insurance liability	$2,045	$-
Accrued Koehler salary	-	6,003
Accrued Sternberg salary	-	7,750
Accrued J. Oliveras salary	7,500	7,500
Accrued payroll tax and related penalties	59	82,223
Accrued medical insurance	27,842	6,188
Accrued sales taxes	11,965	7,209
Accrued interest expense	22,269	22,158
Investor commission payable	3,960	3,500
Trilliant Corp. payable	-	32,143
Other expenses	9,986	-
	$85,626	$174,674

9.        INCOME TAXES

The composition of deferred tax assets at December 31, 2006 and 2005 were as follows:

	2006	2005
Deferred tax assets
Benefit from carryforward of net operating loss	$4,647,273	$3,945,000
Less: valuation allowance	(4,647,273)	(3,945,000)
Net deferred tax asset	$-	$-

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the years ended December 31, 2006 and 2005 is attributable to the valuation allowance.

At December 31, 2006, for federal income tax and alternative minimum tax reporting purposes, the Company has $13,600,000 in unused net operating losses available for carry forward to future years. The benefit from carry forward of such net operating losses will expire in various years through 2026.

10.       STOCKHOLDERS’ DEFICIT

SERIES A PREFERRED STOCK

During 2001, Bluegate issued 110 shares of Series A voting convertible non-redeemable preferred stock with a par value of $0.001 per share and a liquidation value of $5,000 per share. In February 2006, the preferred stock was converted into 1,418,681 common shares, leaving no shares outstanding.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

SERIES B PREFERRED STOCK

During 2002, Bluegate authorized 100 shares of Series B convertible non-redeemable preferred stock with a par value of $0.001 per share and a liquidation value of $200 per share. On October 11, 2002, Bluegate issued 23 shares of such stock to retire certain liabilities totaling $72,768 and to obtain indemnification from certain contingencies assumed in the reverse acquisition of Berens Industries, Inc. All Series B Preferred Stock was converted to common stock in 2003, leaving no shares outstanding.

STOCK OPTION PLANS

The Company has adopted the 2002 Stock and Stock Option Plan under which incentive stock options for up to 450,000 common shares that may be awarded to officers, directors and key employees. The plan is designed to attract and reward key executive personnel. As of December 31, 2006, Bluegate has granted 450,000 options.

Stock options granted pursuant to the 2002 plan expire as determined by the board of directors. All of the options granted are to be granted at an option price equal to the fair market value of the common stock at the date of grant.

In 2005 we adopted the 2005 Stock and Stock Option Plan. The purpose of the 2005 plan is to further our interests, our Subsidiaries and our stockholders by providing incentives in the form of stock options to key employees, consultants, directors and others who contribute materially to our success and profitability. The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. The 2005 Plan also assists us and our subsidiaries in attracting and retaining key employees and Directors. The 2005 plan is administered by the Board of Directors. The Board of Directors has the exclusive power to select the participants, to establish the terms of the stock and options granted to each participant, provided that all options granted shall be granted at an exercise price equal to at least 85% of the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the 2005 plan. The maximum aggregate number of shares of common stock that may be granted or optioned and sold under the plan is 3,000,000 shares. As of December 31, 2006, 801,664 shares of common stock have been granted.

During 2006 and 2005, Bluegate used the Black-Scholes option pricing model to value stock options and warrants using the following assumptions: proceeds as set forth in the option agreements; no expected dividend yield; expected volatility of 260%; risk-free interest rates of 5.0%; and option terms as set forth in the options agreements.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________
SUMMARY OF STOCK OPTIONS

Non-statutory Stock Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2005	348,540	$2.64
Granted	3,436,500	0.90
Exercised	(30,000)	0.50
Forfeited	(183,750)	1.82
Outstanding at January 1, 2006	3,571,290	1.04
Granted	7,545,850	0.81
Forfeited	(456,527)	0.93
Outstanding at December 31, 2006	10,660,613	0.41	4.17	$746,243

Options exercisable at December 31, 2006	7,108,956	0.91	4.08	$284,358

The weighted average grant date fair value of options granted during the years 2006 and 2005 was $0.78 and $0.88, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006 and 2005 was -0- and $37,500, respectively.

Options Outstanding	Options Currently Exercisable	Remaining Contractual Term (Years)	Exercise Price ($)	Vesting Date

38,500	38,500	1	2.00	July 2002
12,500	12,500	1	2.00	November 2002
12,500	12,500	2	2.00	January 2003
33,000	33,000	2	2.00	February 2003
8,333	8,333	2	2.00	April 2003
8,333	8,333	2	2.00	July 2003
8,333	8,333	2	2.00	October 2003
12,500	12,500	2	2.00	December 2003
5,000	5,000	3	6.00	January 2004
79,600	79,600	3	4.00	October 2004
425,000	425,000	4	0.50 - 2.00	February 2005
50,000	50,000	4	0.50	March 2005
50,000	50,000	4	0.50	April 2005
50,000	50,000	4	0.50	May 2005
200,000	200,000	4	0.50	June 2005
130,417	130,417	4	1.50	July 2005
60,417	60,417	4	0.50 - 1.50	August 2005
120,834	120,834	4	0.50 - 1.50	September 2005
435,417	435,417	4	0.50 - 1.50	October 2005
85,417	85,417	4	0.50 - 1.50	November 2005
111,917	111,917	4	0.50 - 1.50	December 2005
85,417	85,417	4	0.50 - 1.50	January 2006
85,417	85,417	4	0.50 - 1.50	February 2006
135,417	135,417	4 - 5	0.50 - 1.50	March 2006
85,417	85,417	4 - 5	0.50 - 1.50	April 2006
90,417	90,417	4 - 5	0.50 - 1.50	May 2006
120,834	120,834	4 - 5	0.50 - 1.50	June 2006
145,834	145,834	4 - 5	0.50 - 1.50	July 2006
995,834	995,834	4 - 5	0.50 - 1.50	August 2006
755,100	755,100	4 - 5	0.50 - 1.50	September 2006
190,417	190,417	4 - 5	0.60 - 1.50	October 2006
1,640,417	1,640,417	4 - 5	0.60 - 1.50	November 2006
840,417	840,417	4 - 5	0.60 - 1.50	December 2006
315,417		4 - 5	0.60 - 1.50	January 2007
265,417		4 - 5	0.60 - 1.50	February 2007
490,417		4 - 5	0.60 - 1.50	March 2007
385,417		4 - 5	0.60 - 1.50	April 2007
269,584		4 - 5	0.60 - 1.50	May 2007
169,576		4 - 5	0.60 - 1.50	June 2007
209,167		4 - 5	0.60 - 1.50	July 2007
159,159		4 - 5	0.60 - 1.50	August 2007
68,750		5	0.71 - 1.50	September 2007
118,750		5	0.71 - 1.50	October 2007
68,750		5	0.71 - 0.99	November 2007
68,750		5	0.71 - 0.99	December 2007
118,750		5	0.71 - 0.95	January 2008
68,750		5	0.71 - 0.95	February 2008
293,750		5	0.71 - 0.95	March 2008
118,750		5	0.71 - 0.95	April 2008
43,750		5	0.71 - 0.95	May 2008
43,750		5	0.71 - 0.95	June 2008
93,750		5	0.71 - 0.95	July 2008
43,766		5	0.71 - 0.95	August 2008
33,326		5	0.71 - 0.95	September 2008
29,167		5	0.74 - 0.95	October 2008
29,167		5	0.74 - 0.95	November 2008
29,167		5	0.74 - 0.95	December 2008
4,167		5	0.74	January 2009
4,167		5	0.74	February 2009
4,167		5	0.74	March 2009
4,159		5	0.74	April 2009
10,660,613	7,108,956

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

SUMMARY OF STOCK WARRANTS

	NUMBER OF SHARES UNDER WARRANTS	EXERCISE PRICES ($)	WEIGHTED AVERAGE EXERCISE PRICE ($)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2004	116,540	2.00 - 10.00	6.60
Granted	3,780,297	0.50 - 1.25	0.98
Exercised	(30,000)	1.00	1.00
Forfeited	(193,500)	0.50 - 10.00	3.45
Outstanding at December 31, 2005	3,673,337	0.50 - 5.00	1.01
Granted	6,182,131	0.50 - 1.00	0.79
Exercised	(50,000)	1.00	1.00
Forfeited	(56,250)	0.75 - 1.00	0.85
Outstanding and Exercisable at December 31, 2006	9,749,218	0.50 - 5.00	0.83	3.72	$1,169,906

The weighted average grant date fair value of warrants granted during the years 2006 and 2005 was $0.78 and $0.92, respectively. The was no intrinsic value of the warrants that were exercised during the two years ended December 31, 2006.

NUMBER OF COMMON STOCK EQUIVALENTS	CURRENTLY EXERCISABLE	EXPIRATION DATE	REMAINING CONTACTUAL LIFE (YEARS)	EXERCISE PRICE ($)

5,000	5,000	February 2007	1	2.00
11,000	11,000	July 2007	1	2.00
100,000	100,000	July 2007	1	0.50
100,000	100,000	February 2008	2	1.00
15,000	15,000	March 2008	2	4.00
1,408,630	1,408,630	March 2008	2	1.00
300,000	300,000	June 2008	2	1.25
300,000	300,000	June 2008	2	1.00
25,000	25,000	July 2008	2	3.80
75,000	75,000	July 2008	2	1.25
75,000	75,000	July 2008	2	1.00
5,000	5,000	November 2008	2	5.00
2,500	2,500	November 2008	2	2.00
540	540	November 2008	2	0.20
83,750	83,750	March 2009	3	1.00
1,176,667	1,176,667	October 2010	4	0.50
20,000	20,000	December 2010	4	1.00
193,333	193,333	February 2011	5	0.75
96,667	96,667	February 2011	5	1.00
80,000	80,000	March 2011	5	0.75
40,000	40,000	March 2011	5	1.00
349,866	349,866	May 2011	5	0.50
160,000	160,000	May 2011	5	0.50
80,000	80,000	May 2011	5	1.00
216,667	216,667	June 2011	5	0.75
108,333	108,333	June 2011	5	1.00
120,000	120,000	July 2011	5	0.75
60,000	60,000	July 2011	5	1.00
358,265	358,265	July 2011	5	0.50
410,000	410,000	August 2011	5	0.75
205,000	205,000	August 2011	5	1.00
460,000	460,000	September 2011	5	0.75
230,000	230,000	September 2011	5	1.00
420,000	420,000	October 2011	5	0.75
210,000	210,000	October 2011	5	1.00
1,374,000	1,374,000	November 2011	5	0.75
694,000	694,000	November 2011	5	1.00
120,000	120,000	December 2011	5	0.75
60,000	60,000	December 2011	5	1.00

9,749,218	9,749,218

EQUITY TRANSACTIONS

During 2006, Bluegate completed the following equity transactions:

Issuance of common stock and warrants for cash:

(1) In February 2006, we issued 50,000 shares of common stock for $50,000 proceeds from the exercise of a warrant.

(2) In February and March 2006, we issued 273,333 shares of common stock, warrants for 273,333 shares of our common stock at an exercise price of $0.75 per share and warrants for 136,667 shares of our common stock at an exercise price of $1.00 per share, for $205,000 in connection with a private placement of our securities. Bluegate evaluated the freestanding warrants to determine if they were within the scope of SFAS 133 and EITF 00-19. Part of this evaluation considered the ‘Liquidated Damages’ provision in the ‘Registration Rights Agreement’ that covers both the warrants and the common stock. Bluegate concluded that the settlement in “Unregistered Shares” was more economical, therefore the “Liquidated Damages” provision did not create a defect in the warrant evaluation and the freestanding warrants should not be classified as a liability and therefore are not subject to SFAS 133.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

(3) In May 2006 we issued 160,000 shares of stock, warrants for 160,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 80,000 shares of our common stock at an exercise price of $1.00 per share, for cash consideration of $120,000 in connection with a private placement.  Bluegate evaluated the freestanding warrants to determine if they were within the scope of SFAS 133 and EITF 00-19. Part of this evaluation considered the ‘Liquidated Damages’ provision in the ‘Registration Rights Agreement’ that covers both the warrants and the common stock. Bluegate concluded that the settlement in “Unregistered Shares” was more economical, therefore the “Liquidated Damages” provision did not create a defect in the warrant evaluation and the freestanding warrants should not be classified as a liability and therefore are not subject to SFAS 133.

(4) During the quarter ended September 30, 2006, we issued 990,000 shares of common stock, warrants for 990,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 495,000 shares of our common stock at an exercise price of $1.00 per share, for $495,000 in connection with a private placement of our securities. Bluegate evaluated the freestanding warrants to determine if they were within the scope of SFAS 133 and EITF 00-19. Part of this evaluation considered the ‘Liquidated Damages’ provision in the ‘Registration Rights Agreement’ that covers both the warrants and the common stock. Bluegate concluded that the settlement in “Unregistered Shares” was more economical, therefore the “Liquidated Damages” provision did not create a defect in the warrant evaluation and the freestanding warrants should not be classified as a liability and therefore are not subject to SFAS 133.

(5) During the quarter ended December 31, 2006, we issued 1,200,000 shares of common stock, warrants for 1,200,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 600,000 shares of our common stock at an exercise price of $1.00 per share, for $600,000 in connection with a private placement of our securities. Bluegate evaluated the freestanding warrants to determine if they were within the scope of SFAS 133 and EITF 00-19. Part of this evaluation considered the ‘Liquidated Damages’ provision in the ‘Registration Rights Agreement’ that covers both the warrants and the common stock. Bluegate concluded that the settlement in “Unregistered Shares” was more economical, therefore the “Liquidated Damages” provision did not create a defect in the warrant evaluation and the freestanding warrants should not be classified as a liability and therefore are not subject to SFAS 133.

Conversion of preferred stock for common stock:

(6) In March 2006, we issued 1,418,681 shares of our common stock for conversion of 110.242 shares of our Series A Convertible Non-Redeemable Preferred stock. As a result of this transaction, there are no remaining shares of our Series A Convertible Non-Redeemable Preferred stock outstanding.

Issuance of common stock for services:

(7) In February 2006, we issued 200,000 shares of common stock to a consultant for services rendered. The common stock had a market value of $104,000 on the date of issuance. We expensed $104,000 during the quarter ended March 31, 2006.

(8) In March 2006 a consultant returned, and Bluegate cancelled, 133,000 shares of common stock that was previously issued to the consultant as compensation.  The fair value of the stock cancelled was $87,779.

(9) In May and June 2006, we issued 105,883 shares of common stock valued at $68,000 for consulting services.

(10) In September 2006, we issued 138,683 shares of common stock valued at $82,500 as payment to a vendor for services rendered.

(11) During the quarter ended December 31, 2006, we issued 42,281 shares of common stock valued at $36,190 as payment to two consultants and a vendor for services rendered.

Contingent shares issued for Trilliant acquisition:

(12) Effective September 30, 2006, we recorded the issuance of 407,407 shares of common stock valued at $301,481 to Trilliant Corporation in accordance with the asset sale and purchase agreement pertaining to the acquired business’ revenue after the first year. (See footnote 3 – Acquisition of Trilliant Corporation Assets). As a result of this transaction, $29,819 was allocated to goodwill and $271,662 was recorded as an expense.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

Stock options and warrants issued for services:

(13) In March 2006 a consultant agreed to forfeit an option to purchase 41,250 shares of our common stock at $1.00 per share.  Bluegate reversed $26,290 of compensation expense related to the option which was previously recorded.

(14) In May 2006, the employment contract of an employee expired and an option to purchase 233,336 shares of our common stock at $1.00 per share was forfeited. Bluegate reversed $35,307 of compensation expense related to the option which was previously recorded during the quarter ended March 31, 2006.

(15) In June 2006, we issued warrants to purchase 48,000 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 24,000 shares of our common stock at an exercise price of $1.00 per share to two vendors. The warrants had a market value of $43,756 on the date of grant and expire in June 2011. We expensed $43,756 during the quarter ended June 30, 2006 related to these warrants. In November 2006, in conjunction with a settlement of debt, a vendor agreed to forfeit warrants to purchase 24,000 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 12,000 shares of our common stock at an exercise price of $1.00 per share. Additionally, the compensation expense recorded relating to the issuance of the warrants to the other vendor was revised based upon the actual date of the issuance of the warrants. The effort of these two transactions was a reduction of $8,220 of compensation expense that was previously recorded during the quarter ended June 30, 2006.

(16) In November 2006, we issued warrants to purchase 28,000 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 21,000 shares of our common stock at an exercise price of $1.00 per share to two vendors. The warrants had a market value of $48,366 on the date of grant and expire in November 2011. We expensed $48,366 during the quarter ended December 31, 2006 related to these warrants.

(17) During the year ended December 31, 2006, Bluegate expensed $909,044 related to previously issued stock options that vested during the period.

(18) The following table summarizes stock options issued to employees during the year ended December 31, 2006:

		Exercise	Market	Expiration	Vesting	2006
Grant Date	Options	Price	Value	Date	Period	Expense
1/30/2006	546,600	$0.75	$332,235	1/30/2011	Through 3/08	$166,116
5/1/2006	5,000	0.75	2,540	5/1/2011	Immediately	2,540
6/1/2006	600,000	0.75	328,759	6/1/2011	Through 06/08	109,585
7/24/2006	550,000	0.75	328,811	7/24/2011	Through 09/08	73,068
8/1/2006	1,710,000	0.60	1,022,697	8/1/2011	Through 08/07	639,932
8/17/2006	150,000	0.62	92,701	8/17/2011	Immediately	92,701
9/14/2006	200,000	0.71	141,543	9/14/2011	Through 08/08	23,592
9/21/2006	232,250	0.62	208,469	9/21/2011	Immediately	208,469
9/26/2006	50,000	0.80	39,871	9/26/2011	Through 08/08	6,644
11/1/2006	170,000	0.74	150,856	11/1/2011	Through 04/09	10,058
11/28/2006	1,500,000	0.99	1,480,220	11/28/2011	Immediately	1,480,220
11/28/2006	600,000	0.99	592,088	11/28/2011	Through 05/07	98,681
12/31/2006	1,200,000	0.95	1,136,330	12/31/2011	Through 12/08	568,165
	7,513,850		$5,857,120			$3,479,771

Warrants issued with note payable:

(19) On July 3, 2006, for consideration of receiving a $100,000 loan from an individual, we issued a note payable and warrants to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share expiring in July 2007.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

Issuance of common stock warrants for extension of note repayment:

(20) In April 2006 we exercised our option to extend the due date of our convertible notes payable by 90 days to July 31, 2006.  As a result, we issued warrants to purchase 349,866 shares of our common stock at $0.75 per share to the note holders, as required by the note agreement. We recorded interest expense of $177,735 in connection with this transaction.

(21) In July 2006, we exercised our option to extend the due date of the aforementioned convertible notes payable by 90 days to October 31, 2006.  As a result, we issued warrants to purchase 358,265 shares of our common stock at $0.50 per share to the note holders, as required by the note agreement. We recorded interest expense of $214,328 in connection with this transaction.

Issuance of common stock and warrants for registration rights extension:

(22) On March 31, 2006 certain adjustment provisions contained in Bluegate's convertible notes payable warrants issued in September 2005 were triggered.  Pursuant to the adjustment provisions, the exercise price of the previously issued warrants to purchase 666,667 shares of our common stock at $1.00 per share was reduced to $0.75 per share (See item 24 below).

(23) On June 30, 2006, we issued 216,667 shares of our common stock, warrants for 216,667 shares of our common stock at an exercise price of $0.75 per share and warrants for 108,333 of our common stock at an exercise price of $1.00 per share, for consideration of the investors agreement to extend Bluegate’s obligations pursuant to the Registration Rights Agreement until November 30, 2006.  The fair value of the stock and warrants issued was $350,743. Bluegate evaluated the freestanding warrants to determine if they were within the scope of SFAS 133 and EITF 00-19. Part of this evaluation considered the ‘Liquidated Damages’ provision in the ‘Registration Rights Agreement’ that covers both the warrants and the common stock. Bluegate concluded that the settlement in “Unregistered Shares” was more economical, therefore the “Liquidated Damages” provision did not create a defect in the warrant evaluation and the freestanding warrants should not be classified as a liability and therefore are not subject to SFAS 133.

(24) On June 30, 2006, in conjunction with the transaction to extend Bluegate’s obligations pursuant to the Registration Rights Agreement(see item 23 above), certain adjustment provisions in Bluegate’s convertible note agreements and warrant agreements issued in September 2005 were triggered. Pursuant to the adjustment provisions, the exercise price of the previously issued warrants to purchase 666,667 shares (see item 22 above) and 349,866 shares (see item 20 above) of our common stock at $0.75 per share was reduced to $0.50 per share.

Conversion of note payable for common stock:

(25) On October 31, 2006, we issued 66,000 shares of common stock for the conversion of a note payable plus accrued interest amounting to $33,000.

Conversion of related party debt for common stock and warrants:

(26) In November 2006 we issued 422,000 shares of stock, warrants for 422,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 211,000 shares of our common stock at an exercise price of $1.00 per share, for conversion of related party debt of two individuals totaling $211,000. The warrants vest immediately and expire in November 2011. The excess of the fair value of the stock and warrants issued over the debt converted totaled $831,607 and was recorded as compensation expense.

Issuance of common stock and warrants for extinguishment of debt:

(27) In November 2006 we issued 240,000 shares of stock, warrants for 240,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 120,000 shares of our common stock at an exercise price of $1.00 per share, for the extinguishment of outstanding debt to a consultant totaling $120,000. The warrants vest immediately and expire in November 2011. The excess of the fair value of the stock and warrants issued over the debt extinguished was $472,952 and was recorded as a loss on debt extinguishment.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

During the year ended December 31, 2005, Bluegate:

•
Sold 817,353 shares of common stock and 550,000 warrants for cash proceeds of $358,381.  The warrants have an exercise price of $1.00 to $1.25, expire in three years and vest immediately.  The relative fair value of the warrants was $135,311.  192,335 of the 817,353 shares were sold under Regulation S to foreign investors for $93,112 with net proceeds of $25,382 to Bluegate and $67,730 retained by the foreign broker.

•
Issued 1,008,630 shares of common stock and 1,008,630 warrants with an aggregate value of $1,471,088 to officers and directors in exchange for their convertible notes payable and accounts payable.  Principal of $355,018, interest of $68,891 and accounts payable of $154,297 were converted leaving a loss on conversion to Bluegate of $892,882.  The warrants have an exercise price of $1.00, expire in three years and vest immediately.

•	Issued 656,563 shares of common stock valued at $491,312 for services provided by consultants and an officer of Bluegate. The officer received 100,000 shares valued at $101,000.

•	Granted 100,000 warrants in connection with a $100,000 convertible note.

•	Received cash totaling $4,134 for subscriptions receivable.

•
Granted 3,015,000 stock options to officers and directors.  The intrinsic value was $303,000 of which $268,407 was recognized in 2005.  The options have an exercise price of $.50 to $1.50, expire in five years and have various vesting terms.

•
Granted 275,000 stock options to two consultants.  The fair value of the options was $152,052 of which $152,052 was recognized in 2005.  The options have an exercise price of $.50 to $1.00, expire in nine months to three years and have various vesting terms.

•
In July 2005 the Company granted 10,000 stock options each to four individuals who have agreed to server on an advisory panel of Bluegate.  The fair value of the options was $56,616 on the date of the grant.  The options have an exercise price of $1.50 per share and expire five years from the date of the grant.  The options vest immediately.

•	Issued 150,000 shares of common stock to an investor for conversion of $75,000 of its convertible note payable.

•	Issued two investors an aggregate of 150,000 shares at $.50 per share. Each investor also received warrants to purchase 50,000 shares at $1.00 and warrants to purchase 25,000 shares at $1.25.

•	Issued 258,308 shares of common stock valued at $180,816 in connection with the acquisition of Trilliant Corp. assets.

•	Issued 174,445 shares of common stock valued at $150,845 for services rendered by consultants.

•
On September 26, 2005, we received the gross amount of $500,000 through the sale of unit securities to 14 investors. Each unit consisted of the face amount of $30,000 of a 10% Convertible Promissory Notes with Detachable Warrants. The Notes are convertible at a conversion price of $0.75 per share of common stock. Each unit included a warrant for the purchase of 40,000 shares of common stock at an exercise price of $1.00 per share expiring five years from the issue date.

•	Granted 330,000 stock options to two consultants. The fair value of the options was $276,933. The options have an exercise price of $.50 to $1.50, expire in five years and have various vesting terms.

•
During the 4th quarter of 2005, we sold 530,000 shares of common stock to two related parties for cash consideration of $265,000. Each investor also received warrants to purchase 265,000 shares of commons stock at $1.00 per share and 265,000 shares of common stock at $1.25 per share.

•	During the 4th quarter of 2005, we issued 10,809 shares of common stock valued at $8,647 as payment to a vendor for services rendered.

•	During the 4th quarter of 2005, we issued 50,000 shares of common stock to one investor upon the conversion of the investors’ promissory note.

•	During the 4th quarter of 2005, we issued 90,000 shares of common stock valued at $63,000 as payment to a vendor for services rendered.

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
__________

11.	LEASE COMMITMENT

The Company operates from leased office space under an operating lease that expires in November 2013, however, the Company has the option to terminate the lease on May 1, 2011 upon giving appropriate notice. The lease includes provisions for increases to rental payments should certain costs of the landlord increase. Future base annual lease payments due under the lease are as follows:

Year	Payments
2007 through 2012	$105,705
2013	96,896

Rent expense incurred under operating leases for years ended December 31, 2006 and 2005 was $130,275 and $94,085, respectively. During the years ended December 31, 2006 and 2005, the Company received sublease income of $11,090 and $32,360, respectively.

12.       RELATED PARTY TRANSACTIONS

During the years ended December 31, 2006 and 2005, the Company engaged in related party transactions as follows:

-
During 2005, the Company entered into a note payable agreement with our President for $25,000. During 2006, the Company entered into a line of credit agreement with each of the two related parties, our CEO and our President, for Bluegate to borrow up to $500,000 each. The notes are due upon demand. As of December 31, 2006, the Company had borrowed $80,264 and $41,910 from our CEO and President, respectively. These notes are described in Note 7.

-	During the years ended December 31, 2006 and 2005, the Company incurred interest expense on related party debt of approximately $34,581 and $8,415, respectively.

-
In November 2006 we issued 222,000 shares of stock, warrants for 222,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 111,000 shares of our common stock at an exercise price of $1.00 per share, for conversion of related party debt of our CEO Manfred Sternberg totaling $111,000. The warrants vest immediately and expire in November 2011.

-
In November 2006 we issued 200,000 shares of stock, warrants for 200,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 100,000 shares of our common stock at an exercise price of $1.00 per share, for conversion of related party debt of our President William Koehler totaling $100,000. The warrants vest immediately and expire in November 2011.

-
During 2006, the Company incurred $40,000 of consulting services from Sperco Associates, Inc. relating to Telecommunications and Information Technology (IT) systems. Effective December 31, 2006 Stephen Sperco, the founder and President of Sperco Associates, Inc., was appointed Bluegate’s Chief Operations Officer.

13.       MAJOR CUSTOMERS AND MAJOR VENDORS

During 2006, five major customers accounted for 43% of our sales.  No single customer accounted for more than 13% of sales.

During 2006, five major vendors accounted for 92% of our purchases. No single vendor accounted for more than 26% of purchases.

14.       SUBSEQUENT EVENTS

(1) In January 2007, we issued 150,000 shares of common stock to an employee for compensation. The common stock had a market value of $142,500 on the date of issuance. We expensed $142,500 in January 2007.

(2) In January 2007, we issued an option to purchase 50,000 shares of our common stock at an exercise price of $0.80 per share to an employee. The option had a market value of $39,871 on the date of grant, vests through December 2008 and expires in January 2012. We expensed $4,984 in the quarter ending March 31, 2007 related to this option.

(3) In January 2007, we issued 300,000 shares of common stock to a consultant for services rendered. The common stock had a market value of $225,000 on the date of issuance. We expensed $225,000 in January 2007.

(4) In February 2007, we issued an option to purchase 100,000 shares of our common stock at an exercise price of $0.75 per share to an employee. The option had a market value of $74,759 on the date of grant, vested immediately and expires in January 2012. We expensed $74,759 in the quarter ending March 31, 2007 related to this option.

(5) In February 2007, we issued an option to purchase 75,000 shares of our common stock at an exercise price of $0.75 per share to an employee. The option had a market value of $56,069 on the date of grant, vests through January 2008 and expires in February 2012. We expensed $9,345 in the quarter ending March 31, 2007 related to this option.

(6) In February 2007, we issued an option to purchase 50,000 shares of our common stock at an exercise price of $0.86 per share to an employee. The option had a market value of $42,862 on the date of grant, vested immediately and expires in February 2012. We expensed $42,862 in the quarter ending March 31, 2007 related to this option.

(7) In February 2007, we issued 8,126 shares of our common stock valued at $7,275 as payment to a consultant for services rendered.

(8) In February 2007, we issued 400,000 shares of common stock, warrants for 400,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 200,000 shares of our common stock at an exercise price of $1.00 per share, for $200,000 in connection with a private placement of our securities.

(9) In February 2007 we issued 90,000 shares of stock, warrants for 90,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 45,000 shares of our common stock at an exercise price of $1.00 per share, for the extinguishment of outstanding debt to a consultant totaling $45,000. The warrants vest immediately and expire in February 2012. The excess of the fair value of the stock and warrants issued over the debt extinguished was $177,357 and was recorded as consulting expense.

BLUEGATE CORPORATION
TABLE OF CONTENTS
__________

Financial Statements for the Three and Six Month Period Ended June 30, 2007

BLUEGATE CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$19,378	$256,121
Accounts receivable, net	459,387	280,353
Inventory	-	15,652
Prepaid expenses and other	18,902	33,295
Total current assets	497,667	585,421
Property and equipment, net	89,853	92,033
Intangibles, net	11,561	12,301
Total assets	$599,081	$689,755

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$403,860	$256,567
Accounts payable to related party	111,525	40,000
Accrued liabilities	136,960	85,626
Notes payable	327,800	12,800
Notes payable to related parties	172,857	122,174
Bank line of credit payable	44,723	44,590
Deferred revenue	669,179	1,189,236
Total current liabilities	1,866,904	1,750,993

Commitments and contingencies

Stockholders’ deficit:
Undesignated preferred stock, $.001 par value, 9,999,952 shares authorized, none issued and outstanding
Series C Convertible Non-Redeemable Preferred stock, $.001 par value, 48 shares authorized, 48 and -0- shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively; $12,500 per share liquidation preference ($600,000 aggregate liquidation preference at June 30, 2007)	-	-
Common stock, $.001 par value, 50,000,000 shares authorized, 13,688,669 and 12,130,311 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	13,689	12,130
Additional paid-in capital	23,082,255	19,627,159
Subscription receivable	(500,000)	-
Accumulated deficit	(23,863,767)	(20,700,527)
Total stockholders’ deficit	(1,267,823)	(1,061,238)
Total liabilities and stockholders’ deficit	$599,081	$689,755

See accompanying notes to consolidated financial statements

BLUEGATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Service revenue	$1,807,255	$814,846	$3,168,322	$1,750,495
Cost of services	1,009,975	344,151	1,743,487	766,891
Gross profit	797,280	470,695	1,424,835	983,604
Selling, general and administrative expenses	413,685	393,870	1,281,144	871,769
Compensation expense	1,462,358	1,236,168	3,259,483	2,024,542
Loss from operations	(1,078,763)	(1,159,343)	(3,115,792)	(1,912,707)
Interest expense	(8,337)	(217,863)	(47,514)	(481,248)
Other income	66	3,369	66	7,582
Net loss	(1,087,034)	(1,373,837)	(3,163,240)	(2,386,373)

Deemed dividend on preferred stock	(600,000)	-	(600,000)	-
Net loss attributable to common shareholders	$(1,687,034)	$(1,373,837)	$(3,763,240)	$(2,386,373)
Net loss attributable to common shareholders per common share - basic and diluted	$(0.12)	$(0.17)	$(0.29)	$(0.32)

Basic and diluted weighted average shares outstanding	13,650,035	8,226,115	13,181,331	7,561,039

See accompanying notes to consolidated financial statements

BLUEGATE CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
SIX MONTHS ENDED JUNE 30, 2007
UNAUDITED

					ADDITIONAL
	COMMON STOCK		PREFERRED STOCK		PAID-IN	SUBSCRIPTION	ACCUMULATED
	SHARES	CAPITAL	SHARES	CAPITAL	CAPITAL	RECEIVABLE	DEFICIT	TOTAL

Balance at December 31, 2006	12,130,311	$12,130	-	$-	$19,627,159	$-	$(20,700,527)	$(1,061,238)
Issuance of common stock and warrants for cash	800,000	800			399,200			400,000
Issuance of common stock for compensation	150,000	150			142,350			142,500
Issuance of common stock for services	421,773	422			329,103			329,525
Issuance of preferred stock for cash			48	-	600,000	(500,000)		100,000
Beneficial conversion feature embedded in preferred stock					600,000			600,000
Deemed dividend on preferred stock					(600,000)			(600,000)
Common stock options issued for services					1,767,530			1,767,530
Issuance of common stock for delay in filing a registration statement	36,585	37			29,213			29,250
Issuance of common stock and warrants accounted for:								-
- accounts payable	30,000	30			14,970			15,000
- services	120,000	120			172,730			172,850
Net loss							(3,163,240)	(3,163,240)
Balance at June 30, 2007	13,688,669	$13,689	48	$-	$23,082,255	$(500,000)	$(23,863,767)	$(1,267,823)

See accompanying notes to consolidated financial statements

BLUEGATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Six Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(3,163,240)	$(2,386,373)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	-	242,316
Depreciation and amortization	32,019	42,959
Common stock and warrants issued for registration rights extension	-	350,743
Common stock issued for services	329,525	84,220
Common stock options issued for services	1,767,530	-
Issuance of common stock for delay in filing a registration statement	29,250	-
Common stock warrants issued for extension of note repayment	-	177,735
Impairment of subscription receivable	-	15,007
Common stock issued for compensation	142,500	-
Common stock and warrants issued for services	172,850	570,927
Changes in operating assets and liabilities:
Accounts receivable	(179,034)	58,865
Prepaid expenses and other current assets	30,045	(3,041)
Accounts payable and accrued liabilities	213,627	(21,029)
Accounts payable to related party	71,525	-
Deferred revenue	(520,055)	(15,959)
Net cash used in operating activities	(1,073,458)	(883,630)

Cash flows from investing activities:
Payment received on note receivable	-	32,000
Purchase of property and equipment	(29,101)	(8,978)

Net cash (used in) provided by investing activities	(29,101)	23,022

Cash flows from financing activities:
Change in bank overdraft	-	35,177
Proceeds from related party short term debt	428,934	730,330
Payments on related party short term debt	(378,250)	(331,611)
Net change in bank line of credit	132	45,507
Proceeds from note payable from individual	315,000	-
Common stock and warrants issued for cash	400,000	375,000
Preferred stock and common stock warrants issued for cash	100,000	-

Net cash provided by financing activities	865,816	854,403

Net (decrease) in cash and cash equivalents	(236,743)	(6,205)

Cash and cash equivalents at beginning of period	256,121	27,791
Cash and cash equivalents at end of period	$19,378	$21,586

Non Cash Transactions:
Deemed dividend from beneficial conversion feature on preferred stock	$600,000	$-
Subscription receivable	500,000	-
Issuance of common stock and warrants for conversion of accounts payable	15,000	-
Conversion of preferred stock for common stock	-	1,419
Supplemental information:
Cash paid for interest	47,514	40,228

See accompanying notes to consolidated financial statements

BLUEGATE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

1.	BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Bluegate Corporation, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Bluegate's Annual Report filed with the SEC on Form 10-KSB.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2006 as reported in the Form 10-KSB have been omitted.

EMBEDDED CONVERSION FEATURES

Bluegate evaluates embedded conversion features within convertible debt and convertible preferred stock under paragraph 12 of SFAS 133 and EITF 00-19 to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings.  If the conversion feature does not require derivative treatment under SFAS 133 and EITF 00-19, the instrument is evaluated under EITF 98-5 and EITF 00-27 for consideration of any beneficial conversion feature.

RECLASSIFICATIONS

We have reclassified certain prior-year amounts to conform to the current year’s presentation.

2.	GOING CONCERN CONSIDERATIONS

During the six months ended June 30, 2007 and 2006, Bluegate has been unable to generate cash flows sufficient to support its operations and has been dependent on debt and equity raised from qualified individual investors. In addition to negative cash flow from operations, Bluegate has experienced recurring net losses, and has a negative working capital and shareholders’ deficit.

These factors raise substantial doubt about Bluegate’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary if Bluegate is unable to continue as a going concern.

3.         NOTES PAYABLE

Notes payable at June 30, 2007 and December 31, 2006 are summarized below:	6/30/2007	12/31/2006

Secured note payable: On March 8, 2007, we borrowed $315,000 and issued a note payable secured by Bluegate’s accounts receivable. The $315,000 note plus $31,500 was due on May 15, 2007 and the $31,500 was recorded as interest expense for the quarter ending March 31, 2007. On May 15, 2007 we paid the $31,500 and extended the payment of the $315,000 plus an additional $4,025 interest amount until June 30, 2007. The $4,025 was recorded as interest expense for the quarter ending June 30, 2007. On July 2, 2007 the note and accrued interest totaling $319,025 was paid in full.	$315,000	$-
Unsecured notes payable: 10% note payable due upon demand	12,800	12,800
	$327,800	$12,800
Unsecured notes payable to related parties:
During 2006, the Company entered into a line of credit agreement with each of two related parties, Manfred Sternberg, Chief Strategy Officer and William Koehler, President and COO, for Bluegate to borrow up to $500,000 each. During the six months ended June 30, 2007, we borrowed $428,934 from related parties, with interest rates ranging from 7.35% to 29.99% on their underlying credit cards. During the same period, we made payments of $378,250 on related party notes.

Notes payable to William Koehler due on demand	$51,470	$41,910
Notes payable to Manfred Sternberg due on demand	121,387	80,264
	$172,857	$122,174
Unsecured bank line of credit: The Company has a bank line of credit to borrow up to $50,000. As of June 30, 2007, the Company had an outstanding payable balance of $44,723 and an available balance to borrow of $5,277. The interest rate was 11% as of June 30, 2007. In July 2007, the line of credit balance and accrued interest totaling $44,723 was paid in full.	$44,723	$44,590

4.      EQUITY TRANSACTIONS

During the six months ended June 30, 2007, Bluegate completed the following equity transactions:

PREFERRED STOCK:

In June 2007 Bluegate's board of directors approved the issuance of 48 shares of Series C voting convertible non-redeemable preferred stock with a par value of $0.001 per share and a liquidation value of $12,500 per share. Each share of Series C convertible preferred stock may be converted, at the option of the shareholder, into 25,000 shares of common stock or a total of 1,200,000 shares of common stock. Each share of preferred stock has 15 times the number of votes its conversion-equivalent number of shares of common stock, or 375,000 votes per share of preferred stock. The 48 shares of preferred stock will have an aggregate of 18 million votes.

Effective June 28, 2007, we sold 8 shares of Series C preferred stock for $100,000 in cash to SAI Corporation ("SAI"), a corporation controlled by Stephen Sperco ("Sperco"). We also granted to SAI warrants to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012. On the same day we sold 40 shares of Series C preferred stock for $500,000 in cash to Sperco. We also granted to Sperco warrants to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012. Mr. Sperco is our CEO and a director.

Based upon the $600,000 investment in Series C preferred stock, we allocated the relative fair value of $100,000 to preferred stock and $500,000 to the warrants.

In accordance with EITF 00-27, Application of Issue No. 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument, Bluegate has determined that the Series C shares issued had an aggregate beneficial conversion feature of $600,000 as of the date of issuance. Bluegate recorded this beneficial conversion feature as a deemed dividend upon issuance.

Bluegate analyzed the conversion feature associated with the preferred stock for derivative accounting consideration under SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Bluegate determined the conversion feature met the criteria for classification in equity and did not require derivative treatment under SFAS 133 and EITF 00-19.

The warrants issued in this transaction are subject to a registration rights agreement which requires Bluegate to register the underlying shares by September 28, 2007 or pay liquidated damages of 1.5% of the purchase price of the investment each month the shares are not registered. As of June 30, 2007 there is no liability related to the registration rights agreements. As of June 30, 2007 if the shares remain unregistered for the remainder of the months applicable to these investments, Bluegate may be required pay total liquidated damages of $189,000 in the form of common stock.

As a result of this transaction, net operating losses accumulated up through the change in control will be limited by Internal Revenue Code Section 382 due to the change in control.

COMMON STOCK:

Issuance of common stock and warrants for cash:

(1) During the quarter ended March 31, 2007, we issued 800,000 shares of common stock, warrants for 800,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 400,000 shares of our common stock at an exercise price of $1.00 per share, for $400,000 in connection with a private placement of our securities. The relative fair value of the stock and warrants in these transactions were $108,576 and $291,424, respectively.

The warrants issued in the transactions recorded in the period from July 1, 2006 through March 31, 2007 are subject to a registration rights agreement which required Bluegate to register the underlying shares by June 30, 2007 or pay liquidated damages of 1.5% of the purchase price of the investment each month the shares are not registered. As of June 30, 2007 there is no liability related to the registration rights agreements recorded in the period July 1, 2006 through March 31, 2007. As of June 30, 2007 if the shares remain unregistered for the remainder of the months applicable to these investments, Bluegate may be required pay total liquidated damages of $464,655 in the form of common stock.

Issuance of common stock for compensation:

(2) In January 2007, we issued 150,000 shares of common stock to an employee for compensation. The common stock had a market value of $142,500 based on the closing price of the stock on the date of grant. We expensed $142,500 in quarter ending March 31, 2007 related to this transaction.

Issuance of common stock for services:

(3) In January 2007, we issued 300,000 shares of common stock to a consultant for services rendered. The common stock had a market value of $225,000 based on the closing price of the stock on the date of grant. We expensed $225,000 in the quarter ending March 31, 2007 related to this transaction.

(4) In February and March 2007, we issued 21,773 shares of common stock valued at $19,525 based on the closing price of the stock on the date of grant as payment to a consultant and two vendors for services rendered. We expensed $19,525 in the quarter ending March 31, 2007 related to this transaction.

(5) In March 2007, we issued 100,000 shares of common stock to a consultant for services rendered. The common stock had a market value of $85,000 based on the closing price of the stock on the date of grant. We expensed $85,000 in quarter ending March 31, 2007 related to this transaction.

Issuance of common stock for delay in filing a registration statement:

(6) The warrants issued in the transactions recorded in the period January 1, 2006 through June 30, 2006 are subject to registration rights agreements which required Bluegate to register the underlying shares by November 30, 2006 or pay liquidated damages of 1.5% of the purchase price of the investment each month the shares are not registered. In May 2007, we paid liquidated damages of $29,250 ($325,000 investment x 1.5% x 6 months) by issuing 36,585 restricted shares of common stock covering the period from December 1, 2006 through May 31, 2007 as consideration for the delay in filing the registration statement beyond the November 30, 2006 date.

As of June 30, 2007 the liability related to the registration rights agreements covering the period from January 1, 2006 through June 30, 2006 was $4,875 ($325,000 x 1.5% x 1 month) and recorded in these financial statements. As of June 30, 2007 if the shares remain unregistered for the remainder of the months applicable to these investments, Bluegate may be required pay total liquidated damages of $44,250 in the form of common stock.

Issuance of common stock and warrants for services and accounts payable:

(7) In February 2007, we issued 90,000 shares of our common stock, warrants to purchase 90,000 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 45,000 shares of our common stock at an exercise price of $1.00 per share. The fair value of the shares and warrants issued was $146,145 based upon the closing price of the stock on the date of grant and the Black-Scholes valuation of the warrants. $15,000 of common stock and warrants was issued to settle prior year accounts payable and $131,145 was expensed in the current year. The warrants vest immediately and expire in February 2012.

(8) In May 2007, we issued 60,000 shares of our common stock, warrants to purchase 60,000 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 30,000 shares of our common stock at an exercise price of $1.00 per share. The fair value of the shares and warrants issued was $41,705 based upon the closing price of the stock on the date of grant and the Black-Scholes valuation of the warrants. The warrants vest immediately and expire in May 2012.

Stock options issued for services:

(9) During the six months ended June 30, 2007, Bluegate expensed $1,505,821 related to previously issued stock options that vested during the period.

(10) The following table summarizes stock options issued to employees during the six months ended June 30, 2007:

	Exercise	Market	Expiration	Vesting	2007
Options	Price	Value	Date	Period	Expense
50,000	$0.80	$35,858	1/15/2012	Through 12/08	$8,964
75,000	0.75	50,426	2/2/2012	Through 1/08	21,010
100,000	0.75	67,234	2/5/2012	Immediately	67,234
50,000	0.86	38,548	2/19/2012	Immediately	38,548
50,000	0.82	36,755	3/19/2012	Immediately	36,755
50,000	0.80	35,858	4/16/2012	Through 1/08	10,758
150,000	0.50	67,234	6/25/2012	Immediately	67,234
25,000	0.50	11,206	6/29/2012	Immediately	11,206
550,000		$343,119			$261,709

Bluegate used the Black-Scholes option pricing model to value stock options and warrants using the following assumptions: number of options as set forth in the option agreements; no expected dividend yield; expected volatility of 202%; risk-free interest rates of 5.0%; and the average of the option terms as set forth in the options agreements.

5.        SUBSEQUENT EVENT

In July 2007, we issued 600,000 shares of common stock and warrants for 1,500,000 shares of our common stock at an exercise price of $0.17 per share for $300,000 in connection with a private sale of our securities to two officers of Bluegate, Manfred Sternberg, Chief Strategy Officer and William Koehler, President and COO and one other investor. The fair value of the warrants was $553,805 on the date of issuance. Because the warrants were granted to related parties and the exercise price on the grant date was below the market price of our stock, we expensed $553,805 in July 2007 related to these transactions.